Filed pursuant to Rule 424(b)(3)

Registration No. 333-255069

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated April 22, 2022)

NOBLE FINANCE COMPANY

11%/ 13%/ 15% Senior Secured PIK Toggle Notes due 2028

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated April 22, 2022 (as supplemented or amended from time to time, the “prospectus”), relating to the resale, from time to time, by the selling securityholders identified in the prospectus of up to $404,867,813 aggregate principal amount (assuming interest is paid-in-kind through maturity) of 11%/ 13%/ 15% Senior Secured PIK Toggle Notes due 2028 (the “Notes”) of Noble Finance Company, with information (other than information that is furnished and not deemed filed) contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 23, 2022, which is set forth below.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in the Notes involves risks. See “Risk Factors” beginning on page 14 of the prospectus for a discussion of the risks regarding an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 23, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2022

NOBLE CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	001-36211	98-1575532
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13135 Dairy Ashford, Suite 800 Sugar Land, Texas	77478
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 276-6100

NOBLE FINANCE COMPANY

(Exact name of registrant as specified in its charter)

Cayman Islands	001-31306	98-0366361
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13135 Dairy Ashford, Suite 800 Sugar Land, Texas	77478
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 276-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.00001 per share	NE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

This combined filing on Form 8-K is separately filed by Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Noble Parent”), and Noble Finance Company, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”) and a wholly owned subsidiary of Noble Parent. Information in this filing relating to the Company is filed by Noble Parent and separately by the Company on its own behalf. The Company makes no representation as to information relating to Noble Parent (except as it may relate to the Company) or any other affiliate or subsidiary of Noble Parent. This report should be read in its entirety as it pertains to each of Noble Parent and the Company.

Item 1.01	Entry into a Material Definitive Agreement.

On June 23, 2022, the Company and certain subsidiaries of Noble Parent entered into an Asset Purchase Agreement (the “Agreement”) to sell certain jackup rigs that have been operated by Noble Parent or its affiliates (the “Noble Group”) in the North Sea, to a newly formed subsidiary (the “Buyer”) of Shelf Drilling, Ltd. (“Shelf Drilling”) whose obligations under the Agreement will be guaranteed by Shelf Drilling, for a purchase price of US$375 million in cash, subject to adjustment as provided in the Agreement (the “Rig Transaction”). The Rig Transaction, which is subject to approval of the UK Competition and Markets Authority (“CMA”), is intended to address the potential concerns identified by the CMA in the Phase I review of the proposed business combination between Noble Parent and The Drilling Company of 1972 A/S (“Maersk Drilling”) announced on 10 November 2021.

Pursuant to the terms of the Agreement, the jackup rigs, Noble Hans Deul, Noble Houston Colbert, Noble Lloyd Noble, Noble Sam Hartley and Noble Sam Turner (collectively, the “Rigs”), and all related support and infrastructure, will be sold to the Buyer. Additionally, associated offshore and onshore staff are expected to transfer with the Rigs. The Noble Group will provide certain customary transition support services to the Buyer for a limited period of time after the sale.

Closing of the sale of the Rigs is expected to occur near the end of the third quarter of 2022. Following the closing, the Noble Group expects to continue to perform the current drilling program for the Noble Lloyd Noble under a bareboat charter arrangement with Shelf Drilling until the second quarter of 2023, when the primary term of its current drilling contract is expected to end. The bareboat charter arrangement would pass the economic benefit of the drilling contract to Shelf Drilling. Upon completion of that bareboat charter arrangement, Noble Parent would transfer certain assets and contracts relating to the Noble Lloyd Noble to the Buyer. Drilling contracts for the other Rigs are expected to be novated to the Buyer, subject to the clients’ consent.

The Buyer is expected to finance the Rig Transaction through equity and debt financings by the Buyer and Shelf Drilling, but the Rig Transaction is not conditioned on such financing. Closing of the Rig Transaction is subject to the parties satisfying customary closing conditions, including but not limited to, novation of the applicable drilling contracts and regulatory approvals, including the approval of the Buyer, the Agreement, and the Rig Transaction by the CMA.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Agreement is not intended to provide any other factual information about Noble Parent, the Company, the Buyer, Shelf Drilling or any of their respective subsidiaries or affiliates. In particular, the representations and warranties, including the assertions embodied therein, contained in the Agreement were made only for the purposes of the Agreement as of the specific dates therein, were solely for the benefit of the parties to the Agreement, and may be subject to limitations agreed upon by the parties to the Agreement. Certain representations and warranties in the Agreement may be subject to a standard of materiality provided for in the Agreement that differs from those applicable to investors and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Noble Parent, the Company, Shelf Drilling or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Noble Parent’s, the Company’s, the Buyer’s or Shelf Drilling’s public disclosures. Investors should read the Agreement together with the other information that Noble Parent publicly files in reports and statements with the Securities and Exchange Commission.

Item 7.01	Regulation FD Disclosure.

On June 23, 2022, Noble Parent issued a press release announcing the entry into the Agreement and providing an update on the merger control process. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference into any filings made by Noble Parent under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this report or in the documents incorporated by reference, including those regarding the certainty of the duration and outcome of the CMA’s review process, the anticipated timing of the closing of the Rig Transaction, the expected financings by the Buyer and Shelf Drilling, and expectations under the bareboat charter arrangement, are forward-looking statements. When used in this report, or in the documents incorporated by reference, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “should,” “shall” and “will” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of this Current Report on Form 8-K and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the proposed Rig Transaction under the Agreement or the transactions pursuant to the proposed business combination with Maersk Drilling (together, the “Transactions”) may not be completed in a timely manner or at all, (ii) the failure to satisfy the conditions to the consummation of the Transactions, including the acceptance of the proposed exchange offer by the requisite number of Maersk Drilling shareholders and the receipt of certain governmental and regulatory approvals, including those described herein, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transactions, (iv) the effects of public health threats, pandemics and epidemics, such as the ongoing outbreak of COVID-19, and the adverse impact thereof on business, financial condition and results of operations, (v) the effect of the announcement or pendency of the Transactions on business relationships, performance, and business generally, (vi) risks that the Transactions disrupt current plans and potential difficulties in employee retention as a result of the Transactions, (vii) the outcome of any legal proceedings that may be instituted against related to the Transactions, (viii) the ability of Noble Corporation plc (fka Noble Finco Limited (“Topco”)) to list the Topco shares on NYSE or the Nasdaq Copenhagen, (ix) volatility in the price of the combined company’s securities due to a variety of factors, including changes in the competitive markets in which Topco plans to operate, variations in performance across competitors, changes in laws and regulations affecting Topco’s business and changes in the combined capital structure, (x) the effects of actions by, or disputes among OPEC+ members with respect to production levels or other matters related to the price of oil, market conditions, factors affecting the level of activity in the oil and gas industry, and supply and demand of jackup rigs, (xi) factors affecting the duration of contracts, the actual amount of downtime, (xii) factors that reduce applicable dayrates, operating hazards and delays, (xiii) risks associated with operations outside the US, actions by regulatory authorities, credit rating agencies, customers, joint venture partners, contractors, lenders and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, violations of anti-corruption laws, shipyard risk and timing, delays in mobilization of jackup rigs, hurricanes and other weather conditions, and the future price of oil and gas, and (xiv) the ability to implement business plans, forecasts, and other expectations (including with respect to synergies and financial and operational metrics, such as EBITDA and free cash flow) after the completion of the Transactions, and to identify and realize additional opportunities, (xv) the failure to realize anticipated benefits of the Transactions, (xvi) risks related to the ability to correctly estimate operating expenses and expenses associated with the Transactions, (xvii) risks related to the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, (xviii) the potential impact of announcement or consummation of the Transactions on relationships with third parties, (xix) changes in law or regulations, (xx) international, national or local economic, social or political conditions that could adversely affect the companies and their business, (xxi) conditions in the credit markets that may negatively affect the companies and their business, and (xxii) risks associated with assumptions that parties make in connection with the parties’ critical accounting estimates and other judgements. The foregoing list of factors is not exhaustive. These factors include those “Risk Factors” referenced or described in Noble Parent’s most recent Form 10-K, Form 10-Q’s, and other filings with the Securities and Exchange Commission. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating us.

Additional Information and Where to Find It

In connection with the proposed business combination, Topco has filed a Registration Statement on Form S-4 (which Registration Statement was declared effective on April 11, 2022) with the SEC that includes (1) a proxy statement of Noble Parent that also constitutes a prospectus for Topco and (2) an offering prospectus of Topco to be used in connection with Topco’s offer to exchange shares in Maersk Drilling for Topco shares. Topco will distribute the offering prospectus in connection with the exchange offer. Should Maersk Drilling and Noble Parent proceed with the proposed business combination, Maersk Drilling and Noble Parent also expect that Topco will file an offer document with the Danish Financial Supervisory Authority (Finanstilsynet). This communication does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the proposed business combination. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS AND THE OFFERING DOCUMENT RELATING TO THE PROPOSED BUSINESS COMBINATION IN THEIR ENTIRETY, IF AND WHEN THEY BECOME AVAILABLE, AND ANY OTHER DOCUMENTS FILED BY EACH OF TOPCO AND NOBLE PARENT WITH THE SEC IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TOPCO, MAERSK DRILLING AND NOBLE PARENT, THE PROPOSED BUSINESS COMBINATION AND RELATED MATTERS.

Investors and Noble Parent shareholders can obtain free copies of the proxy statement/prospectus and all other documents filed with the SEC by Topco and Noble Parent through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders are able to obtain free copies of the proxy statement/prospectus and other documents related thereto on Maersk Drilling’s website at www.maerskdrilling.com or Noble Parent’s website at www.noblecorp.com, or by written request to Noble Parent at Noble Corporation, Attn: Richard B. Barker, 13135 Dairy Ashford, Suite 800, Sugar Land, Texas 77478.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed business combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction, in each case, in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act and applicable European or the UK, as appropriate, regulations. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including, without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Important Notice

This communication is not a public takeover offer and this announcement does not represent a formal decision by Topco or Noble Parent to make a public takeover offer within the meaning of section 4(1) of the Danish Takeover Order (Executive Order no. 636 dated 15 May 2020), and such formal decision by Topco to make a public takeover offer in accordance with section 4(1) of the Danish Takeover Order is conditional on the approval of a prospectus approved in accordance with Regulation (EU) No. 2017/1129 of 14 June 2017 (the “Prospectus Regulation”) or a document that satisfies the exemptions in article 1, paragraph 4, subparagraph m and paragraph 5, subparagraph e of the Prospectus Regulation, by the Danish Financial Supervisory Authority. If and when Topco formally launches the exchange offer, it will be made in the form of an offer document to be approved by the Danish Financial Supervisory Authority in accordance with the Danish Capital Market Act (Consolidated Act no. 1767 of 27 November 2020 on Capital Markets, as amended) and the Danish Takeover Order.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

EXHIBIT NUMBER		DESCRIPTION

2.1*		Asset Purchase Agreement, dated as of June 23, 2022, by and among Noble Corporation and certain of its subsidiaries, Shelf Drilling (North Sea), Ltd., and Shelf Drilling, Ltd.

99.1	—	Press Release issued by Noble Corporation, dated June 23, 2022.

104	—	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

*

Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules or exhibits upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE CORPORATION

Date: June 23, 2022	By:	/s/ William E. Turcotte
William E. Turcotte
Senior Vice President, General Counsel and Corporate Secretary

NOBLE FINANCE COMPANY

	By:	/s/ Richard B. Barker
Richard B. Barker
Senior Vice President and Chief Financial Officer

Exhibit 2.1

Execution Version

Dated 23 June 2022

SELLER PARTIES

— and —

BUYER PARTIES

ASSET PURCHASE AGREEMENT

for the sale and purchase of the Rigs known as

“NOBLE HANS DEUL”, “NOBLE HOUSTON COLBERT”, “NOBLE LLOYD NOBLE”,

“NOBLE SAM HARTLEY” and “NOBLE SAM TURNER”

i

35.	COUNTERPARTS	56
36.	THIRD PARTY RIGHTS	57
37.	GOVERNING LAW AND JURISDICTION	57
SCHEDULE 1 Allocation of Consideration
SCHEDULE 2 Seller Warranties
SCHEDULE 3 Buyer Warranties and Buyer Parent Warranties
SCHEDULE 4 Seller Limitations of Liability
SCHEDULE 5 Completion Obligations
SCHEDULE 6 NLN Completion Obligations
SCHEDULE 7 Actions Pending Completion
SCHEDULE 8 Actions Pending NLN Completion
SCHEDULE 9 The Rigs
SCHEDULE 10 Rig Documentation
SCHEDULE 11 Seller Guarantee and Indemnity
SCHEDULE 12 Buyer Guarantee and Indemnity

ii

THIS AGREEMENT is made on 23 June 2022

BETWEEN:

(1)

NOBLE CORPORATION, an exempted company incorporated under the laws of the Cayman Islands with registration number MC-368504 and having its registered office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands (the “Seller Parent”);

(2)

NOBLE CAYMAN SCS HOLDING LIMITED, an exempted company incorporated under the laws of the Cayman Islands with registration number MC-318898 and having its registered office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands (“Noble Cayman”);

(3)

NOBLE LEASING (SWITZERLAND) GMBH, a company incorporated under the laws of Switzerland with registration number CHE-113.615.803 and having its registered office at Dorfstrasse 19a, 6340 Baar, Switzerland (“Noble Leasing”);

(4)

NOBLE LEASING III (SWITZERLAND) GMBH, a company incorporated under the laws of Switzerland with registration number CHE-115.023.387 and having its registered office at Dorfstrasse 19a, 6340 Baar, Switzerland (“Noble Leasing III”);

(5)

PACIFIC DRILLING S.A., a company incorporated under the laws of Luxembourg with registration number B 159.658 and having its registered office at 25B, Boulevard Royal, Luxembourg L-2449, Grand Duchy of Luxembourg (“Pacific Drilling”);

(6)

NOBLE DRILLING (LAND SUPPORT) LIMITED, a company incorporated under the laws of Scotland with registration number SC118867 and having its registered office at Stratus Building, 6 International Avenue, ABZ Business Park, Dyce, Aberdeen, Scotland, AB21 0BH, United Kingdom (“Noble Drilling UK”);

(7)

NOBLE DRILLING NORWAY AS, a company incorporated under the laws of Norway with registration number 981657322 and having its registered office at Forusparken 2, Stavanger 2403, Norway (“Noble Drilling Norway”);

(8)

NOBLE RESOURCES LIMITED, an exempted company incorporated under the laws of the Cayman Islands with registration number MC-274795 and having its registered office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KYI-1104, Cayman Islands (“Noble Resources”);

(9)

SHELF DRILLING (NORTH SEA), LTD., an exempted company incorporated under the laws of the Cayman Islands with registration number 287064 and having its registered office at Centralis (Cayman) Limited, One Capital Place, 3rd Floor, George Town, Grand Cayman, KY1-1110, Cayman Islands (the “Buyer”); and

(10)

SHELF DRILLING, LTD., an exempted company incorporated under the laws of the Cayman Islands with registration number 271054 and having its registered office at Centralis (Cayman) Limited, One Capital Place, 3rd Floor, George Town, Grand Cayman, KY1-1110, Cayman Islands (the “Buyer Parent”),

(each a “Party” and together, the “Parties”).

RECITALS

(A)	The Sellers carry on the Business and are the beneficial owners, or are otherwise able to procure the sale or transfer, of the Assets on the terms of this agreement.

(B)

On the terms of this agreement, the Sellers have agreed to: (a) sell, and the Buyer has agreed to purchase, the Assets; and (b) novate, transfer and assign to the Buyer or its Related Persons, and such persons have agreed to assume and thereafter have the benefit of, and perform certain rights and obligations under, the Business Agreements and the Drilling Agreements.

THE PARTIES AGREE AS FOLLOWS

1.	INTERPRETATION

1.1.	The following words and expressions shall, unless the context otherwise requires, have the following meanings when used in this agreement:

“Affected Party” has the meaning given in clause 24.1;

“Allocation Schedule” means the allocation schedule set out in Schedule 1, as may be amended:

(a)	prior to Completion pursuant to clauses 7.3 or 7.6(a); and

(b)	after Completion pursuant to clauses 7.6(b) or 8.11;

“Assets” means the Completion Assets and the NLN Assets;

“Assumed Business Obligations” has the meaning given in clause 17.3(b);

“Assumed Employees” means:

(a)	in relation to Completion, the Completion Rig Employees; and

(b)	in relation to the NLN Completion, the NLN Rig Employees;

“Automatic Transfer Employees” means:

(a)	the Completion Rig Employees who will transfer on Completion by operation of law; and

(b)	the NLN Rig Employees who will transfer on the NLN Completion by operation of law;

“BEIS” means the Department of Business, Energy and Industrial Strategy (which shall include the Investment Screening Unit) of the United Kingdom;

“Books and Records” means:

(a)	in relation to Completion, the Completion Books and Records; and

(b)	in relation to the NLN Completion, the NLN Books and Records;

“Business” means the ownership and operation of the Rigs for the purposes of drilling offshore oil and gas wells carried on by or on behalf of the Sellers;

“Business Agreement Counterparty” has the meaning given in clause 17.1;

“Business Agreements” means:

(a)	in relation to Completion, the Completion Business Agreements; and

(b)	in relation to the NLN Completion, the NLN Business Agreements;

“Business Combination Agreement” means the business combination agreement dated 10 November 2021 entered into between Noble Finco Limited, the Seller Parent, Noble Newco Sub Limited and The Drilling Company of 1972 A/S;

“Business Day” means a day (excluding Saturdays or Sundays) on which banks generally are open in London, United Kingdom and Houston, United States for the transaction of normal banking business;

“Business Novation Agreement” means:

(a)

in relation to the Business Agreements (other than the Property Lease), the agreement in the Agreed Terms relating to the novation of certain rights and obligations of certain Sellers or their Related Persons under a Business Agreement (other than the Property Lease) to the Buyer or its Related Persons; and

(b)	in relation to the Property Lease, the lease assignation in the Agreed Terms relating to the assignation of the tenant’s interest under the Property Lease to the Buyer or its Related Persons;

“Buyer Confidential Information” means all information in any form relating to any Buyer Party’s and its Related Persons’ business, customers, financial or other affairs (including future plans, business development and targets of any Buyer Party and any of its Related Persons) (including: (a) after Completion, such information relating to the Completion Assets and the Completion Business; and (b) after the NLN Completion, such information relating to the NLN Assets and the NLN Business);

“Buyer Deal Team” means David Mullen, Ian Clark, Greg O’Brien, Aaftaab Kharbanda, Kurt Hoffman, Dzul Bakar, Daniel Hoff, Rishi Srivastava and Michael Mezzina;

“Buyer Guarantee and Indemnity” has the meaning given in paragraph 1.1 of Schedule 12;

“Buyer Material Obligations” means:

(a)	the obligations of the Buyer set out in clauses 5.3 to 5.7 (inclusive);

(b)	the breach of any Buyer Warranties or the Buyer Parent Warranties prior to Completion (had they been repeated on each day prior to Completion) if not remedied in accordance with clause 9.1; or

(c)	the obligations of the Buyer set out in clauses 11.2(b) (to the extent it relates to the Buyer’s obligations in paragraph 2.1 of Schedule 5), 11.4 and 11.5;

“Buyer Parent Warranties” means the warranties set out in Part 2 of Schedule 3;

“Buyer Party” means the Buyer and the Buyer Parent and “Buyer Party” means any one of them as the context requires;

“Buyer Warranties” means the warranties set out in Part 1 of Schedule 3;

“Charter Agreements” means:

(a)	the bareboat charter agreement dated 6 April 2021 entered into between Noble Leasing and Noble Resources relating to the NHD Rig;

(b)	the master maintenance services agreement dated 23 April 2020 entered into between Noble Resources and Noble Leasing III relating to the NHC Rig;

(c)

the bareboat charter agreement dated 27 October 2021 entered into between Noble Leasing III and Noble Drilling Norway (as assigned by Noble Leasing III to Pacific Drilling on 22 December 2021) relating to the NLN Rig;

(d)	the master maintenance services agreement dated 28 December 2021 entered into between Noble Resources and Pacific Drilling relating to the NSH Rig; and

(e)	the bareboat charter agreement dated 3 March 2021 entered into between Noble Cayman and Noble Resources relating to the NST Rig;

“CMA” means the Competition and Markets Authority of the United Kingdom;

“CMA Condition” means the Condition set out in clause 5.1(a);

“Completion” means the completion of the sale and purchase of the Completion Assets (subject to clause 7.2) in accordance with clause 11;

“Completion Assets” means the Completion Books and Records, the Completion Business Agreements, the Completion Fixtures and Fittings, the Drilling Agreements (other than the NLN Drilling Agreement), the Rigs and the Rig Assets, excluding the Excluded Assets and the NLN Assets;

“Completion Books and Records” means the books and records of the Sellers relating exclusively to the Completion Assets and the Completion Business as at Completion on whatever medium they are stored, excluding: (a) any data stored in the email account of any member (or former member) of the workforce of the Rigs (other than the NLN Rig) dating 12 months prior to Completion; and (b) the statutory books and accounting records of each Seller;

“Completion Business” means the ownership of the Rigs and the operation of the Rigs (other than the operation of the NLN Rig) for the purposes of drilling offshore oil and gas wells carried on by, or on behalf of, the Sellers;

“Completion Business Agreements” means the Property Lease and the agreements set out in a schedule known as the “Completion Business Agreements Schedule” in the Agreed Terms;

“Completion Date” means the date upon which Completion occurs;

“Completion Fixtures and Fittings” means the movable plant, machinery, equipment, desk top computers, spare parts, tooling, vehicles and furniture used or intended for use directly and exclusively in the Completion Business on Completion, other than the Rigs and the Rig Assets;

“Completion Payment” has the meaning given in clause 10.1(a);

“Completion Rig Employees” means the persons set out in a schedule of employees known as the “Completion Rig Employees Schedule” in the Agreed Terms and any other rig-based and shore-based employee engaged by a Seller Operator in the Completion Business between the date of this agreement and Completion, in each case, who is to be a Completion Rig Employee in accordance with clause 16.21(a), excluding the NLN Rig Employees, the Retained Employees, any Terminated Completion Rig Employee and any person who is deemed to be a Retained Employee pursuant to clause 16.21(b);

“Completion Schedule” has the meaning given in clause 10.1;

“Condition Satisfaction Date” has the meaning given in clause 5.10;

“Conditions” means the conditions set out in clause 5.1;

“Consideration” means an amount equal to $375,000,000 (USD three hundred and seventy five million), as may be amended:

(a)	prior to Completion pursuant to clauses 7.3 or 7.6(a); or

(b)	after Completion pursuant to clauses 7.6(b) or 8;

“Danish Safety Case” means an application for an operation permit relating to the NST Rig to be submitted to the Danish Safety Regulator by the Buyer or its Related Persons in connection with the Transaction under regulations 28 and 32 of the Danish Safety Regulations;

“Danish Safety Case Approval” means the approval of the Danish Safety Case by the Danish Safety Regulator in accordance with the Danish Safety Regulations;

“Danish Safety Regulations” means the Offshore Safety Act (No. 125 of 6 February 2018) of Denmark and regulations made thereunder;

“Danish Safety Regulator” means the Danish Working Environment Authority or any of its successor bodies as the competent authority in Denmark responsible for overseeing industry compliance on the safety of offshore oil and gas operations;

“Data Room” means the “Alphaville Remedy” electronic data room containing documents relating to the Assets and the Business maintained on behalf of the Seller Parties by Datasite Diligence and made available to the Buyer and its advisers;

“Data Room Information” means the contents of the Data Room as at 11:47 a.m. (London time) on 21 June 2022 as stored on two electronic storage devices together with certificates from Datasite Diligence addressed to the Seller Parent and the Buyer certifying such content, an index of which is attached to the Disclosure Letter;

“Default Rate” means the rate of three per cent. per annum compounded daily;

“Deposit” means an amount equal to $37,500,000 (USD thirty seven million five hundred thousand) (less any part of the Deposit (excluding interest) paid to be Buyer pursuant to clause 4.3);

“Disclosure Letter” means the letter dated the date of this agreement, together with the attachments thereto, addressed from the Seller Parent to the Buyer;

“Disputes” has the meaning given in clause 37.2;

“Drilling Agreements” means:

(a)	the NHC Drilling Agreement;

(b)	the NHD Drilling Agreement;

(c)	the NLN Drilling Agreement;

(d)	the NSH Drilling Agreement; and

(e)	the NST Drilling Agreement;

“Drilling Customer” means, in relation to each Drilling Agreement, the party referred to as the “company” in such agreement;

“Drilling Novation Agreements” means the agreements in the Agreed Terms relating to the novation of certain of the rights and obligations of Noble Resources or Noble Drilling Doha LLC under the Drilling Agreements (other than the NLN Drilling Agreement) to the Buyer or its Related Persons;

“Drilling PCG” means:

(a)	in relation to the NHC Drilling Agreement, a guarantee to be provided in accordance with article 12 of such agreement;

(b)	in relation to the NHD Drilling Agreement, a guarantee to be provided in accordance with clause 35 of such agreement;

(c)	in relation to the NSH Drilling Agreement, a guarantee to be provided in accordance with article 4.10 of such agreement; and

(d)	in relation to the NST Drilling Agreement, a guarantee to be provided in accordance with article 4.10 of such agreement,

to take effect from, and to secure the obligations of the Buyer or its Related Persons (as the case may be) assumed on and from Completion;

“Employee Information” has the meaning given in clause 16.11;

“Encumbrance” means any security interest (including any mortgage, charge, pledge, lien or maritime lien), any right to acquire (including any option, right of pre-emption or right of first refusal) or any right to restrict use or dealings (including any trust or reservation of title) and any other arrangement in any jurisdiction having the effect of constituting security or preference or rights in rem or to arrest and any agreement to create any of the foregoing (other than the obligations on any Seller Party contained in the Business Agreements and the Drilling Agreements);

“Environment” means the natural and human-made environment including all or any of the following media: air, water, land and any ecological systems and living organisms (including humans) or systems supported by those media;

“Environmental Laws” means any law applicable to the operation of the Assets or the Business concerning: (a) the treatment, disposal, emission, discharge, release or threatened release of hazardous material into the Environment; (b) the protection of the Environment; (c) the health and safety of any person; (d) climate change; (e) energy efficiency; or (f) management and disposal of waste;

“Environmental Permits” has the meaning given in paragraph 5.4 of Schedule 2;

“Environmental Reports” has the meaning given in paragraph 5.6 of Schedule 2;

“Escrow Account” means the account in the name of the Escrow Agent operated and governed by the terms of the Escrow Agreement;

“Escrow Agent” means U.S. Bank National Association;

“Escrow Agreement” means the escrow agreement dated the date of this agreement and entered into between the Seller Parent, the Buyer and the Escrow Agent;

“Excluded Assets” means any asset or right and the benefit of any claims consisting of or comprised in the following:

(a)	cash in hand of, and deposited in a bank or other financial institution by, any Seller;

(b)	the Retained Records; and

(c)	the Seller Intellectual Property;

“Fairly Disclosed” means fairly disclosed in sufficient detail to enable the Buyer to identify and assess the nature and scope of the matter disclosed;

“First Preferred Rig Mortgages” means:

(a)	the first preferred ship mortgage dated 22 December 2021 granted by Pacific Drilling in favour of JPMorgan Chase Bank, N.A.;

(b)	the first preferred fleet mortgage dated 5 February 2021 granted by Noble Leasing in favour of JPMorgan Chase Bank, N.A.; and

(c)	the first preferred fleet mortgage dated 5 February 2021 granted by Noble Leasing III in favour of JPMorgan Chase Bank, N.A.,

in each case, entered into pursuant to a senior secured revolving credit agreement between, among others, Noble Finance Company, Noble International Finance Company, the lenders described therein and JPMorgan Chase Bank, N.A. (as administrative agent and collateral agent);

“Fixtures and Fittings” means the Completion Fixtures and Fittings and the NLN Fixtures and Fittings;

“Force Majeure Event” has the meaning given in clause 24.1;

“Government Authority” means any supra-national, national, federal state, provincial municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any merger control, regulatory, importing or other governmental or quasi-governmental authority, including the Danish Safety Regulator, the Liberian Authority, the Norwegian Safety Regulator, any Tax Authority, the UK Health and Safety Executive and the UK Safety Regulator;

“Initial RD Review Period” has the meaning given in clause 8.2;

“Joint Written Direction” has the meaning given to the Escrow Agreement;

“Liberian Authority” means the Liberia Maritime Authority of the Republic of Liberia or any of its successor bodies;

“Longstop Date” means 5.00 p.m. on the date falling three months after the date of the Undertaking in Lieu, as such time and date may be extended: (a) by agreement in writing between the Seller Parent and the Buyer; or (b) in accordance with clause 24.1;

“Mutual Hold Harmless Agreement” means a hold harmless agreement in the Agreed Terms;

“New Completion Rig Employee” has the meaning given in clause 16.20(a);

“New Employee” means any New Completion Rig Employee or any New NLN Rig Employee;

“New NLN Rig Employee” has the meaning given in clause 16.20(b);

“NHC Acceptance Time” has the meaning given in clause 15.3;

“NHC Delivery Delay” has the meaning given in clause 15.7;

“NHC Drilling Agreement” means the agreement to be entered into between Noble Drilling Doha LLC and Qatargas relating to the NHC Rig;

“NHC Mobilisation” has the meaning given in clause 15.1;

“NHC Mobilisation Claim” has the meaning given in clause 15.9;

“NHC Mobilisation Fee” has the meaning given in clause 15.5;

“NHC Mobilisation Right” has the meaning given in clause 15.9;

“NHC Rig” means the jackup drilling rig known as Noble Houston Colbert, particulars of which are set out in Schedule 9;

“NHD Drilling Agreement” means the agreement dated 2 November 2020 entered into between Noble Resources and IOG PLC (previously Independent Oil & Gas PLC) relating to the NHD Rig;

“NHD Rig” means the jackup drilling rig known as Noble Hans Deul, particulars of which are set out in Schedule 9;

“NLN Assets” means the NLN Books and Records, the NLN Business Agreements and the NLN Fixtures and Fittings;

“NLN Books and Records” means the books and records of the Sellers relating exclusively to the NLN Assets and the NLN Business as at the NLN Completion on whatever medium they are stored, excluding: (a) any data stored in the email account of any member (or former member) of the workforce of the NLN Rig dating 12 months prior to the NLN Completion; and (b) the statutory books and accounting records of each Seller;

“NLN Business” means the operation of the NLN Rig for the purposes of drilling offshore oil and gas wells carried on by, or on behalf of, the Sellers;

“NLN Business Agreements” means the agreements set out in a schedule known as the “NLN Business Agreements Schedule” in the Agreed Terms;

“NLN Charter Agreement” means an agreement in the Agreed Terms to be entered into between Noble Drilling Norway and the Buyer or its Related Persons relating to the charter of the NLN Rig from Completion;

“NLN Completion” means the completion of the sale and purchase of the NLN Assets in accordance with clause 12;

“NLN Completion Date” means the date upon which the NLN Completion occurs;

“NLN Customer” means Equinor Energy AS;

“NLN Drilling Agreement” means the agreement dated 10 August 2021 entered into between Noble Drilling Norway and the NLN Customer relating to the NLN Rig;

“NLN Drilling Novation Agreement” means the agreement in the Agreed Terms relating to the novation of certain of the rights and obligations of Noble Drilling Norway under the NLN Drilling Agreement to the Buyer or its Related Persons;

“NLN Drilling PCG” means a guarantee to be provided in accordance with Appendix L of the NLN Drilling Agreement to take effect from, and to secure the obligations of the Buyer or its Related Persons (as the case may be) assumed on and from the NLN Completion;

“NLN Fixtures and Fittings” means the movable plant, machinery, equipment, desk top computers, spare parts, tooling, vehicles and furniture used or intended for use directly and exclusively in the NLN Business on the NLN Completion, other than the Rigs and the Rig Assets;

“NLN Option Extension” means the delivery by the NLN Customer to Noble Drilling Norway after the date of this agreement of a notice in writing that it intends to exercise its option in respect of an additional Well (as defined in the NLN Drilling Agreement) under paragraph 3.1 of appendix C of the NLN Drilling Agreement;

“NLN Rig” means the jackup drilling rig known as Noble Lloyd Noble, particulars of which are set out in Schedule 9;

“NLN Rig Employees” means the persons set out in a schedule of employees known as the “NLN Rig Employees Schedule” in the Agreed Terms and any other rig-based employee engaged by Noble Drilling Norway in the NLN Business between the date of this agreement and the NLN Completion, in each case, who is to be a NLN Rig Employee in accordance with clause 16.21(a), excluding the Completion Rig Employees, the Retained Employees, any Terminated NLN Rig Employee and any person who is deemed to be a Retained Employee pursuant to clause 16.21(b);

“NLN Termination Event” means the termination of the NLN Drilling Agreement by the NLN Customer in accordance with article 13 of such agreement prior to the NLN Well Completion;

“NLN Well Completion” means the completion by Noble Drilling Norway of the Wells (as defined in the NLN Drilling Agreement) at the fields at Valemon and Gina Krog in accordance with the terms of the NLN Drilling Agreement at the date of this agreement;

“Norwegian Safety Case” means an application relating to the NLN Rig to be submitted to the Norwegian Safety Regulator by the Buyer or its Related Persons for an acknowledgment of compliance in connection with the Transaction under regulation 25 of the Norwegian Safety Regulations;

“Norwegian Safety Case Approval” means the approval of the Norwegian Safety Case by the Norwegian Safety Regulator in accordance with the Norwegian Safety Regulations;

“Norwegian Safety Regulations” means the Norwegian regulations relating to health, safety and the environment in the petroleum activities and at certain onshore facilities enacted by Royal Decree of 12 February 2010 and regulations made thereunder;

“Norwegian Safety Regulator” means the Norwegian Petroleum Safety Authority or any of its successor bodies as the competent authority in Norway responsible for overseeing industry compliance on the safety of offshore oil and gas operations;

“NSH Drilling Agreement” means the agreement dated 1 March 2022 entered into between Noble Resources and TotalEnergies E&P North Sea UK Limited relating to the NSH Rig;

“NSH Rig” means the jackup drilling rig known as Noble Sam Hartley, particulars of which are set out in Schedule 9;

“NSI Act” means the UK National Security and Investment Act 2021;

“NST Drilling Agreement” means the agreement dated 25 November 2020 entered into between Noble Resources and Total E&P Danmark A/S relating to the NST Rig;

“NST Rig” means the jackup drilling rig known as Noble Sam Turner, particulars of which are set out in Schedule 9;

“Offer and Acceptance Employees” means those Completion Rig Employees who are engaged or employed in a jurisdiction in which their employment will not transfer automatically by operation of law and to whom the Buyer or its Related Persons will make offers of employment to take effect on and from Completion;

“Offer and Acceptance Hired Employee” has the meaning given in clause 16.16;

“Ordinary Course” means the ordinary and usual course of each Seller Party of owning and operating the relevant Assets and providing oil and gas contract drilling services as part of the relevant Business consistent with past practices in all material respects, including to the extent such ownership and operation relates to: (a) the operation, inspection, repair and maintenance of the relevant Rigs (and the replenishment, replacement and refurbishment of the relevant Rig Assets) pursuant to ongoing maintenance programmes and manuals of each Rig; and (b) the payment for all goods and services supplied (under purchase orders or otherwise) in respect of the Rigs and Rig Assets;

“Preferred Rig Mortgages” means:

(a)	the preferred ship mortgage dated 22 December 2021 granted by Pacific Drilling in favour of U.S. Bank National Association;

(b)	the preferred fleet mortgage dated 5 February 2021 granted by Noble Leasing in favour of U.S. Bank National Association; and

(c)	the preferred fleet mortgage dated 5 February 2021 granted by Noble Leasing III in favour of U.S. Bank National Association,

in each case, entered into pursuant to an indenture between, among others, Noble Finance Company, the guarantors described therein and U.S. Bank National Association (as the trustee and the collateral agent) relating to $216,000,000 Senior Secured PIK Toggle Notes due 2028;

“Proceedings” has the meaning given in clause 37.2;

“Property” means the property the subject of the Property Lease;

“Property Lease” means the lease between G.S.S. Developments (Aberdeen) Limited and Noble Drilling UK dated 23 August and 5 September and registered in the Books of Council and Session on 12 September, all dates in 2018 relating to the property known as Stratus Building, 6 International Avenue, ABZ Business Park, Dyce, Aberdeen, Scotland, AB21 0AF;

“Qatargas” means Qatargas Operating Company Limited or its group undertakings from time to time;

“Regulations means the applicable laws and regulations in Denmark, Norway or the United Kingdom pursuant to which the Assumed Employees will transfer by operation of law;

“Related Persons” means, in relation to any person, its group undertakings from time to time and all of them and each of them as the context requires;

“Retained Business Obligations” has the meaning given in clause 17.3(d);

“Retained Employees” means the persons set out in a schedule of employees known as the “Retained Employees Schedule” in the Agreed Terms;

“Retained Records” means the books and records of the Sellers relating partly but not wholly and exclusively to the Assets and the Business;

“Rig Assets” means: (a) the machinery, equipment, spare parts, inventory and consumable supplies, whether on board a Rig, onshore or on order, relating exclusively to any one or more of the Rigs; and (b) the Rig Spare Parts, except in each case for such assets that were taken out of service, consumed or replaced prior to Completion in the Ordinary Course;

“Rig Conditions” means the Rig Damage Condition and the Conditions set out in clause 5.1(d);

“Rig Damage” has the meaning given in clause 7.4;

“Rig Damage Condition” means the Condition set out in clause 5.1(c);

“Rig Damage Consultation Period” has the meaning given in clause 7.6;

“Rig Damage Fee Quote” has the meaning given in clause 7.7;

“Rig Damage Statement” means a statement setting out the Rig Damage Value;

“Rig Damage Value” means an amount equal to the aggregate of:

(a)	the cost of repairing the Rig Damage together with any mobilisation and demobilisation costs if the relevant Rig is required to be moved in order to repair the Rig Damage; and

(b)

any loss of revenue actually incurred by the Buyer or its Related Persons that would have been payable by a Drilling Customer under any Drilling Agreement had the Rig the subject of a Rig Damage not incurred such damage, in each case, excluding: (i) any other losses, liabilities, costs, charges and expenses that such person suffers, sustains, incurs or otherwise arises from, or in respect of, such damage; (ii) any loss of revenue attributable to the Buyer not complying with its obligations in clause 7.12; and (iii) any liability referred to in clause 7.10;

“Rig Excluded Damage” means:

(a)	any loss or damage attributable to fair wear and tear on the basis of the type and location of the Rig;

(b)	any loss or damage caused to a Rig by any representative of the Buyer who is granted access to the Rig in accordance with clause 6.5;

(c)	any loss or damage where the aggregate costs to repair such loss or damage is reasonably likely to equal $100,000 (USD one hundred thousand) or less; or

(d)	any loss or damage which causes, or is reasonably likely to cause, two days or less of downtime with respect to a Rig;

“Rig Inspection Date” means, in relation to each Rig, the date the inspection of that Rig took place as set out in the relevant Rig Inspection Report;

“Rig Inspection Report” means, in relation to each Rig, the report in the Agreed Terms prepared for and on behalf of the Buyer in connection with the condition of that Rig prior to the date of this agreement;

“Rig Mortgage Releases” means the documents relating to the release and discharge of each of the Rigs (other than the NST Rig) from any Encumbrance as security under the Rig Mortgages;

“Rig Mortgages” means the First Preferred Rig Mortgages and the Preferred Rig Mortgages;

“Rig Spare Parts” means the onshore spare parts relating to the Rigs set out in a schedule known as the “Rig Spare Parts Schedule” in the Agreed Terms;

“Rig Total Loss” means an actual total casualty loss, a constructive total casualty loss or a compromised total casualty loss to a Rig, including by physical damage or by seizure or arrest, forced sale or other involuntary transfer, confiscation or requisition (of title or for hire) whether by any Government Authority or any other person;

“Rig Total Loss Consideration” has the meaning given in clause 7.3;

“Rig Total Loss Event” has the meaning given in clause 7.1;

“Rigs” means the NHC Rig, the NHD Rig, the NLN Rig, the NSH Rig and the NST Rig, and “Rig” means any one of them as the context requires;

“Safety Case Approvals” means the Danish Safety Case Approval, the Norwegian Safety Case Approval and the UK Safety Case Approval;

“Second RD Review Period” has the meaning given in clause 8.3;

“Seller Account” means the account of Noble International Finance Company at Wells Fargo Bank N.A., 420 Montgomery Street, San Francisco, CA, 94163, United States with account number: 4496815556; ABA (ACH/WIRE): 121000248; and SWIFT BIC: WFBIUS6S (or such other account as notified in writing by the Seller Parent to the Buyer from time to time);

“Seller Business Warranties” means the warranties set out in paragraphs 3 to 8 of Schedule 2 and “Seller Business Warranty” shall mean any one of them as the context requires;

“Seller Business Warranty Claim” means any claim, proceeding or action arising out of, or in connection with, any Seller Business Warranty against the Seller Parent;

“Seller Capacity Warranties” means the warranties set out in paragraph 1 of Schedule 2;

“Seller Confidential Information” means all information in any form relating to any Seller Party’s and its Related Person’s business, customers, financial or other affairs (including future plans, business development and targets of the Seller Parties and any of their Related Persons) (excluding: (a) after Completion, such information relating to the Completion Assets and the Completion Business; and (b) after the NLN Completion, such information relating to the NLN Assets and the NLN Business);

“Seller Fundamental Warranties” means the Seller Capacity Warranties and the Seller Title Warranties;

“Seller Fundamental Warranty Claim” means any claim, proceeding or action arising out of, or in connection with, any Seller Fundamental Warranty against a Seller Party;

“Seller Guarantee and Indemnity” has the meaning given in paragraph 1.1 of Schedule 11;

“Seller Intellectual Property” means all rights in or in relation to any and all patents, utility models, trade and service marks, rights in designs, get-up, trade, business or domain names, copyrights, topography rights, rights in inventions, logos, know-how, trade secrets and other confidential information, rights in databases and all other intellectual property rights of a similar or corresponding character in each case: (a) in any part of the world and whether registered or not and including any applications to register or rights to apply for registration of any of the foregoing; and (b) owned by any Seller Party or its Related Persons;

“Seller Operators” means Noble Drilling Doha LLC, Noble Drilling Norway, Noble Drilling UK and Noble Resources and “Seller Operator” means any one of them as the context requires;

“Seller Owners” means Noble Cayman, Noble Leasing, Noble Leasing III and Pacific Drilling and “Seller Owner” means any one of them as the context requires;

“Seller Parties” means the Seller Parent and the Sellers who are a Party and a “Seller Party” shall mean any one of them as the context requires;

“Seller Solicitors” means Baker Botts L.L.P. (and its affiliated partnerships);

“Seller Title Warranties” means the warranties set out in paragraph 2 of Schedule 2;

“Seller Warranties” means the Seller Business Warranties and the Seller Fundamental Warranties;

“Seller Warranty Claim” means a Seller Business Warranty Claim and/or a Seller Fundamental Warranty Claim;

“Sellers” means the Seller Operators and the Seller Owners and “Seller” means any one of them as the context requires;

“Tax” or “Taxation” means all forms of tax and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities whatsoever, wherever chargeable and whether of the United Kingdom or any other jurisdiction (including national insurance contributions in the United Kingdom and any corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating thereto;

“Tax Authority” means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having or purporting to have power or authority in relation to Tax, including Her Majesty’s Revenue and Customs;

“Terminated Completion Rig Employee” has the meaning given in clause 16.19(a);

“Terminated Employee” means any Terminated Completion Rig Employee or any Terminated NLN Rig Employee;

“Terminated NLN Rig Employee” has the meaning given in clause 16.19(b);

“Third Party” has the meaning given in clause 36.1;

“Transaction” means the transactions contemplated by this agreement and the other Transaction Documents;

“Transaction Documents” means this agreement, the Business Novation Agreements, the Disclosure Letter, the Drilling Novation Agreements, the Escrow Agreement, the NLN Charter Agreement, the NLN Drilling Novation Agreement (if applicable), the Transitional Services Agreement and the other documents to be entered into by any Party in connection with this agreement, Completion and the NLN Completion;

“Transfer Taxes” has the meaning given in clause 20.5;

“Transferable Warranties” has the meaning given in clause 17.7;

“Transitional Services Agreement” means the transitional services agreement in the Agreed Terms to be entered into between the Seller Parent and the Buyer;

“UK Safety Case” means an application for a material change to the existing safety case to be submitted to the UK Safety Regulator by the Buyer or its Related Persons in connection with the NHD Rig and the NSH Rig and the Transaction under regulation 24 of the UK Safety Regulations;

“UK Safety Case Approval” means the acceptance of the UK Safety Case by the UK Safety Regulator in accordance with the UK Safety Regulations.

“UK Safety Regulations” means UK Offshore Installations (Offshore Safety Directive) (Safety Case etc) Regulations 2015 and the regulations made thereunder;

“UK Safety Regulator” means the Offshore Major Accident Regulator or any of its successor bodies as the competent authority in the United Kingdom responsible for overseeing industry compliance on the safety of offshore oil and gas operations;

“Undertaking in Lieu” means the undertakings in lieu of a reference in respect of the Seller Parent’s acquisition of The Drilling Company of 1972 A/S, as agreed between the Seller Parent and the CMA for the purposes of section 73(2) of the Enterprise Act 2002;

“United States” means the United States of America, its territories and possessions, any state of the United States of America, and the District of Columbia;

“VAT” means:

(a)	any tax imposed in compliance with the council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)

any other tax of a similar nature whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) of this definition, or imposed elsewhere; and

“Wrongpocket Employee” has the meaning given in clause 16.12.

1.2.	In this agreement unless otherwise specified, reference to:

(a)

a document in the “Agreed Terms” is a reference to that document in the form approved and for the purposes of identification initialled or signed by or on behalf of the Seller Parent and the Buyer on or before the execution of this agreement;

(b)

a “group undertaking” or an “undertaking” is to be construed in accordance with section 1161 of the Companies Act 2006, a “subsidiary undertaking” is to be construed in accordance with section 1162 of the Companies Act 2006 and a “subsidiary” or “holding company” is to be construed in accordance with section 1159 of that act;

(c)	“includes” and “including” shall mean including without limitation;

(d)	a “Party” includes its permitted assignees (if any) and/or the successors in title to that part of its undertaking which includes this agreement;

(e)

a “person” includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(f)	“US$”, “$” and “USD” is to US dollars, the lawful currency of the United States;

(g)	“clauses” or “Schedules” are to clauses of, and schedules to, this agreement and a reference to a “paragraph” of a “Part” is to paragraphs or parts of the Schedules;

(h)	“writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

(i)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(j)	an agreement, means that agreement as may be amended from time to time;

(k)

a legal or regulatory provision or an accounting or other standard or any of their provisions is to be construed as a reference to that legal or regulatory provision or standard or such other provision as the same may have been amended or re-enacted before the date of this agreement;

(l)

any statute, statutory instrument, regulation, by-law or other requirement of English law and to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, procedure, court, official or any legal concept or doctrine or other expression shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English term; and

(m)	the time of day is reference to time in Houston, Texas, United States.

1.3.	The Schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the Schedules.

1.4.

Subject to clause 21.1, the obligations of each Seller Party under this agreement are entered into individually by that Seller Party on its behalf and are made severally and separate from any obligation entered into by any other Seller Parties. No claim may be made against a Seller Party in respect of any breach of this agreement or any other Transaction Document by any other Seller Parties.

2.	SALE AND PURCHASE

2.1.

Upon the terms and subject to the conditions of this agreement, each Seller with full title guarantee shall sell the Completion Assets owned by it free from any Encumbrances and together with all accrued benefits and rights attaching thereto and the Buyer shall (or shall procure that its Related Persons shall) purchase the Completion Assets with effect from Completion and the property and risk in the Completion Assets shall vest in the Buyer (or its nominee) from Completion.

2.2.

Upon the terms and subject to the conditions of this agreement, each Seller with full title guarantee shall sell the NLN Assets owned by it free from any Encumbrances and together with all accrued benefits and rights attaching thereto and the Buyer shall (or shall procure that its Related Persons shall) purchase the NLN Assets with effect from the NLN Completion and the property and risk in the NLN Assets shall vest in the Buyer (or its nominee) from the NLN Completion.

2.3.	The Excluded Assets are not included in the sale and purchase pursuant to clause 2.1.

2.4.	The Consideration for such sale and purchase shall be as specified in clause 3.

3.	CONSIDERATION

3.1.	The consideration for the sale and purchase of the Assets shall be the Consideration, which shall be apportioned among the Assets and the Sellers in accordance with the Allocation Schedule.

3.2.	The Consideration shall be satisfied in cash on Completion in accordance with clauses 11.4 and 11.5.

3.3.

If there is any adjustment to the Consideration prior to Completion in accordance with clauses 7.3 or 7.6(a), the Seller Parent shall deliver to the Buyer an updated Allocation Schedule to reflect such adjustments in accordance with clause 10.1.

4.	DEPOSIT

4.1.

On the date of this agreement the Buyer shall pay (or procure the payment of) an amount equal to the Deposit by electronic transfer of immediately available funds of same day value to the Escrow Account and such amount shall be held in the Escrow Account in accordance with the terms of this agreement and the Escrow Agreement in order to assure the Buyer’s performance of its obligations under this agreement.

4.2.

The Seller Parent and the Buyer shall equally bear the costs, fees, expenses and liabilities owed to the Escrow Agent under the terms of the Escrow Agreement and the Seller Parent and the Buyer shall use their reasonable endeavours to procure that such costs, fees, expenses and liabilities shall not be deducted from the Deposit or any other amount standing to the credit of the Escrow Account. If any such costs, fees, expenses and liabilities are deducted from the Deposit, each of the Seller Parent and the Buyer shall in equal proportions make any balancing payment to the Escrow Account so that the amount standing to the credit of the Escrow Accounts shall not be less than the Deposit (and interest accrued thereon).

4.3.

In the event of a Rig Total Loss Event, the Seller Parent and the Buyer shall, by no later than five Business Days following the delivery of a notice pursuant to clause 7.1 relating to such event, issue a Joint Written Direction to the Escrow Agent to release a percentage of the Deposit equal to the percentage that the Rig Total Loss Consideration forms of the Consideration (and any interest accrued thereon) to the Buyer (or as it may direct).

4.4.	If this agreement terminates pursuant to clauses 5.11, 9.1 or 11.8(c):

(a)

in circumstances where the Buyer or the Buyer Parent have not complied with any of the Buyer Material Obligations under this agreement (save to the extent such non-compliance is as a direct result of non-compliance by any Seller Party of its obligations in this agreement), the Seller Parent and the Buyer shall, by no later than one Business Day following such termination, issue a Joint Written Direction to the Escrow Agent to release the Deposit (and any interest accrued thereon) to the Seller Parent (on behalf of the Sellers in accordance with the percentages set out opposite those Assets and Sellers in column 4 of the Allocation Schedule) to the Seller Account; or

(b)

subject to clause 4.4(a), in all other circumstances the Seller Parent and the Buyer shall by no later than one Business Day following such termination issue a Joint Written Direction to the Escrow Agent to release the Deposit (and any interest accrued thereon) to the Buyer (or as it may direct).

5.	CONDITIONS

5.1.	Completion is conditional upon the satisfaction of each of the following conditions:

(a)

the CMA having accepted the Undertaking in Lieu from the Seller Parent (and such undertaking having been signed by the CMA and the Seller Parent) and the CMA having approved the Buyer Parent or its Related Persons as the suitable purchaser for the purposes of the Transaction;

(b)	the closing of the transactions contemplated under the Business Combination Agreement in accordance with the terms of such agreement;

(c)

each Rig (other than: (i) a Rig that has become a Rig Total Loss; or (ii) any Rig with Rig Damage on the Condition Satisfaction Date which is subject to determination pursuant to clauses 7.6 to 7.12 (inclusive)) is on Completion delivered with class maintained, free of average damage affecting class which has been incurred after the Rig Inspection Date relating to that Rig;

(d)	no Rig Total Loss Event having occurred in respect of more than two Rigs; and

(e)

the consent in writing of the Drilling Customer to each of the Drilling Agreements (other than the NLN Drilling Agreement) to novate such agreement, subject to clause 5.3(b), on the terms of the Drilling Novation Agreements having been received prior to the satisfaction of the CMA Condition.

5.2.

Each Seller Party shall use its reasonable endeavours to procure the satisfaction of the Conditions as soon as practicable and in any event by no later than the Longstop Date. The Seller Parent shall notify the Buyer in writing as soon as reasonably practicable if it becomes aware of any matter, event or circumstance which would result in any of the Conditions becoming incapable of satisfaction.

5.3.

The Buyer shall (and shall procure that each of its Related Persons shall) cooperate with the Seller Parties in connection with the satisfaction of the Condition set out in clause 5.1(e), and shall (without limitation):

(a)	promptly provide to the Seller Parent (upon its written request) with all information and documents reasonably required by any Drilling Customer;

(b)

consent to any amendment reasonably requested by the Drilling Customer to the terms of any Drilling Novation Agreement to be entered into by such customer on Completion, provided that the Buyer and its Related Persons shall:

(i)

only be required to assume any obligation or liability under a Drilling Agreement that arises on or after Completion (provided that this clause 5.3(b)(i) shall not in any way require any Seller Party to remedy any damage to any Rig or the Rig Assets other than in accordance with the terms of clause 7); or

(ii)	not be required to agree any term that is inconsistent with the terms of this agreement or any other Transaction Document;

(c)	provide a Drilling PCG to each Drilling Customer; and

(d)

in accordance with the NSH Drilling Agreement and the NST Drilling Agreement, provide each Drilling Customer a deed of liability and insurance and a deed of mutual indemnity and waiver, in each case, in the form contained in the relevant Drilling Agreement.

5.4.

The Buyer undertakes to cooperate with the CMA in relation to the CMA’s suitable purchaser assessment, including promptly providing the CMA with all information and documents reasonably required for the purposes of the purchaser suitability assessment and making the management of the Buyer available to meet with, and present to, the CMA on the proposed business plan for the Business to be operated by the Buyer following Completion and the NLN Completion.

5.5.	The Buyer shall:

(a)	present a well developed business plan to the CMA for the Business when requested to do so by the CMA;

(b)

make senior management available to meet with and present to the CMA on the business plan and arrange the attendance of senior management from its selected partners to meet with the CMA when requested to do so by the CMA;

(c)	provide information reasonably requested by the CMA in relation to the assessment of purchaser suitability, in a timely manner;

(d)	keep the Seller Parent regularly updated on the status of discussions with the CMA in connection with the Transaction; and

(e)

promptly notify the Seller Parent of any communication received from the CMA in connection with the Transaction and, to the extent permitted by applicable law, promptly provide the Seller Parent with copies of all communications received from, or made to, the CMA in connection with the Transaction, in each case, it being acknowledged that any Buyer Confidential Information related to such discussions or communication with the CMA shall be shared on a counsel to counsel basis only.

5.6.

The Buyer undertakes to each Seller Party that it has the financial resources, expertise (including managerial, operational and technical capability), incentive and intention to maintain and operate the Assets and the Business as part of a viable and active business in competition with the Sellers and other competitors in the provision of offshore drilling services using jack-up rigs in North West Europe (identified as the United Kingdom, Denmark and the Netherlands), excluding Norway.

5.7.

The Buyer undertakes to each Seller Party that it shall not at any time prior to Completion, either alone or acting in concert with any other person, acquire, agree to acquire or offer to acquire, or cause any other person to acquire, agree to acquire or to offer to acquire, or progress or contemplate (or cause any other person to progress or contemplate) arrangements which, if carried into effect, would result in the acquisition of a competing business to the Business or any other business, the acquisition of which might reasonably be expected to prejudice or delay the outcome of the satisfaction of any of the Conditions or the occurrence of Completion.

5.8.

To the extent requested by the CMA, each Party agrees to amend the terms of this agreement or any other Transaction Document on terms acceptable to the CMA and shall at their own expense execute all such documents (including a deed of amendment) and do such acts and things as the CMA may reasonably require for the purpose of such amendment.

5.9.

By no later than one Business Days following the satisfaction of the Condition set out in clause 5.1(e), the Seller Parent and the Buyer shall deliver a notice in writing to the CMA (signed by the Seller Parent and the Buyer) confirming that such condition has been satisfied.

5.10.

The Seller Parent shall keep the Buyer reasonably advised of the progress towards the satisfaction of the Conditions and shall notify the Buyer in writing upon the satisfaction of each Condition capable of satisfaction prior to Completion and the first Business Day following the satisfaction of all the Conditions (or, in the case of the Rig Conditions, such conditions continuing to be fulfilled) being, the “Condition Satisfaction Date”.

5.11.	If any of the Conditions has not been satisfied or becomes incapable of satisfaction, in each case, on or before the Longstop Date, this agreement shall terminate with effect from that date.

5.12.

If this agreement terminates in accordance with clause 5.11, the obligations of the Parties shall automatically terminate, save that the rights and liabilities of the Parties which have accrued prior to (or as a result of) termination shall continue to subsist, including those under this clause 5.12 and clauses 1, 4.4, 21 to 23 and 26 to 37 (inclusive).

6.	PERIOD TO COMPLETION

6.1.

Subject to clause 6.3, each Seller Party undertakes to the Buyer, to the extent it is within its power to do so, to use all reasonable endeavours to comply with each of the undertakings set out in Schedule 7 from the date of this agreement until Completion.

6.2.

Subject to clause 6.3, each Seller Party undertakes to the Buyer, to the extent it is within its power to do so, to use all reasonable endeavours to comply with each of the undertakings set out in Schedule 8 from the Completion Date until the NLN Completion.

6.3.	Clauses 6.1 and 6.2 shall not apply in respect of, and shall not operate so as to restrict or prevent:

(a)

any matter reasonably undertaken by any Seller Party in an emergency or disaster situation, including relating to life, fire or health and safety, with the intention of, and to the extent only of those matters strictly required with a view to, minimising any adverse effect thereof in relation to the relevant Assets or the Business;

(b)	the completion or performance of actions which are necessary to discharge any obligation undertaken pursuant to:

(i)	any legal or regulatory obligation; or

(ii)	any contract, arrangement, licence or consent entered into by or relating to the Assets or the Business prior to the date of this agreement contained in the Data Room Information;

(c)	any matter expressly permitted by, or necessary for performance of, any Transaction Document or necessary for Completion or the NLN Completion; and/or

(d)

any matter undertaken at the written request or with the written consent of the Buyer (such consent not to be unreasonably withheld or delayed). If written consent is sought pursuant to this clause 6.3(d) in respect of any matter expressed by the Seller Parent (acting in good faith and reasonably) to be urgent and provided the related request provides reasonable detail to the Buyer regarding the proposed action, and no response from the Buyer shall have been received by the Seller Parent within three Business Days of receipt of the request, the consent shall be deemed to have been granted.

6.4.

In the period between the date of this agreement and Completion, the Seller Parent shall, so far it is reasonably and lawfully able to do so, procure that the Buyer and any person authorised to act on its behalf be provided with:

(a)

reasonable access to, and to take copies of, the books and records relating to the Assets, provided that the obligations of the Seller Parent shall not extend to allow access to information which is reasonably regarded as Seller Confidential Information (other than such information relating to the Assets contained in the Data Room Information); and

(b)

reasonable access to the senior employees of the Seller Parties (who shall be instructed to give such information, assistance and explanations as the Buyer or any person authorised to act on behalf of the Buyer may reasonably request), in each case, upon reasonable written notice to the Seller Parent (which shall not be less than three Business Days) and to the extent reasonably required to facilitate Completion, provided that this clause 6.4 shall not permit the Buyer or persons authorised to act on its behalf any right to give instructions to, or otherwise interfere with, the management and conduct of the Assets and the Business and is subject to the legal and regulatory obligations of the Seller Parties.

6.5.

In the period between the date of this agreement and Completion, the Seller Parent shall provide the Buyer and any person authorised to act on its behalf reasonable access to the Rigs to enable the Buyer to confirm that the Rig Damage Condition has been satisfied, provided that:

(a)	no more than three representatives of the Buyer shall be entitled to access any one Rig at any one time;

(b)	prior to embarkation of any Rig by any representative of the Buyer, the Seller Parent and the Buyer shall be required to sign the Mutual Hold Harmless Agreement;

(c)	the activities conducted by the Buyer or its representatives on any Rig shall be conducted in compliance with the Seller Parties’ safety rules, regulations and operating policies;

(d)	access to and from any Rig by the Buyer or its representatives shall be at the sole cost of the Buyer, but shall follow the relevant Seller Party’s instructions; and

(e)	all practical arrangements relating to accessing any Rig shall be made between the Seller Parent and the Buyer and shall be subject to the approval of the relevant Drilling Customers.

6.6.

In the period between the date of this agreement and Completion, the Buyer shall procure that it or its Related Persons who are to become the legal owner of a Rig on Completion, shall register with the Liberian Authority as a qualified “Foreign Maritime Entity” in Liberia.

6.7.

In the period between the date of this agreement and the NLN Completion, the Buyer shall (and shall procure that each of its Related Persons shall) cooperate with the Seller Parties in connection with the NLN Option Extension and entry into the NLN Drilling Novation Agreement and shall (without limitation):

(a)	promptly provide to the Seller Parent (upon its written request) with all information and documents reasonably required by the NLN Customer;

(b)	consent to any amendment reasonably requested by the NLN Customer to the terms of the NLN Drilling Novation Agreement, provided that the Buyer and its Related Persons shall:

(i)

only be required to assume any obligation or liability under the NLN Drilling Agreement that arises on or after the NLN Completion (provided that this clause 6.7(b)(i) shall not in any way require any Seller Party to remedy any damage to the NLN Rig or the NLN Rig Assets other than in accordance with the terms of clause 7 or the NLN Charter Agreement); or

(ii)	not be required to agree any term that is inconsistent with the terms of this agreement or any other Transaction Document; and

(c)	provide the NLN Drilling PCG to the NLN Customer.

7.	RIG TOTAL LOSS AND RIG DAMAGE

7.1.

If between the date of this agreement and Completion a Rig Total Loss occurs (a “Rig Total Loss Event”), the Seller Parent shall promptly notify the Buyer in writing of such loss and describe in reasonable detail the particulars of such Rig Total Loss Event.

7.2.	Upon a Rig Total Loss Event:

(a)

the Rig and the Rig Assets related exclusively to the Rig Total Loss Event shall be excluded from the definitions of: (i) the Rigs; and (ii) the Rig Assets for all purposes under this agreement and shall not be sold or transferred to the Buyer or its Related Persons on Completion;

(b)

if applicable, the Completion Books and Records and the Completion Fixtures and Fittings related exclusively to the Rig Total Loss Event shall be excluded from the definitions of: (i) Completion Books and Records; and (ii) Completion Fixtures and Fittings for all purposes under this agreement and shall not be sold or transferred to the Buyer or its Related Persons on Completion;

(c)

if applicable, the NLN Books and Records and the NLN Fixtures and Fittings related exclusively to the Rig Total Loss Event shall be excluded from the definitions of: (i) NLN Books and Records; and (ii) NLN Fixtures and Fittings for all purposes under this agreement and shall not be sold or transferred to the Buyer or its Related Persons on the NLN Completion;

(d)

the Drilling Agreement related to the Rig Total Loss Event shall not be novated to, or assumed by, the Buyer or its Related Persons, and such Drilling Agreement shall be excluded from the definition of Drilling Agreements for all purposes under this agreement and shall not be transferred or novated to the Buyer or its Related Persons on Completion or the NLN Completion (as the case may be);

(e)

the rig-based employees related exclusively to the Rig Total Loss Event shall be excluded from the definitions of Completion Rig Employees or the NLN Rig Employees (as the case may be) for all purposes under this agreement and shall not be transferred to the Buyer or its Related Persons on Completion or the NLN Completion (respectively); and

(f)

the Buyer on the one hand, and the Seller Parties on the other hand, shall not have any further obligation or liability to the other with respect to such Rig and such other related assets and employees.

7.3.

In the event of a Rig Total Loss Event, the Consideration shall be reduced by the value of the Assets attributed to the Rig the subject of a Rig Total Loss in the Allocation Schedule (such aggregate amount being “Rig Total Loss Consideration”).

7.4.

If, between the Rig Inspection Date and Completion, a Rig has suffered any damage (other than any Rig Excluded Damage) that is not identified in the Rig Inspection Report relating to that Rig (each a “Rig Damage”), the Seller Parent shall notify the Buyer in writing of such Rig Damage and describe in reasonable detail the particulars of such Rig Damage and may (at its sole discretion) elect to:

(a)	repair the Rig Damage at the expense of the Seller Parties prior to Completion; or

(b)	deduct the Rig Damage Value from the Consideration in accordance with clauses 7.6 or 8.

7.5.

If the Seller Parent notifies the Buyer that it intends to repair the Rig Damage in accordance with clause 7.4(a), the relevant Seller Party shall use its reasonable endeavours to promptly (and in any event prior to the Completion Date) complete such repairs and the Seller Parent shall notify the Buyer in writing upon completion of the repair of the Rig Damage. If repair of the Rig Damage is not completed (or, in the opinion of the Seller Parent, is unlikely to be completed) on or before the Condition Satisfaction Date, the Seller Parent shall notify the Buyer in writing that the Rig Damage Value (subject to, and taking account of, any repair that has at such time been completed) is to be deducted from the Consideration and the Rig Damage Value shall be deducted from the Consideration in accordance with clause 7.4(b).

7.6.

In the period following receipt of a notice from the Seller Parent pursuant to clauses 7.4(b) or 7.5 and the date falling 10 Business Days thereafter (such period being the “Rig Damage Consultation Period”), the Seller Parent and the Buyer shall use reasonable endeavours to meet and discuss, and try to reach agreement on, the Rig Damage Value. If the Seller Parent and the Buyer agree in writing the Rig Value Damage during the Rig Damage Consultation Period:

(a)

if Completion has not occurred, the Consideration payable on Completion in accordance with clause 11.4 shall be reduced by the amount of the Rig Damage Value agreed in writing by the Seller Parent and the Buyer; or

(b)

if Completion has occurred, by no later than five Business Days thereafter the Seller Parent shall procure the payment to the Buyer (or as it may direct) of an amount equal to the agreed Rig Damage Value by electronic transfer in immediately available funds of same day value to an account nominated by the Buyer.

7.7.	If the Seller Parent and the Buyer do not reach agreement on the Rig Damage Value by the end of the Rig Damage Consultation Period, the Seller Parent and the Buyer shall:

(a)	appoint a shipyard mutually agreed upon by the Seller Parent and the Buyer; or

(b)

failing such agreement in accordance with clause 7.7(a), each of the Seller Parent and the Buyer shall appoint a shipyard of sound reputation, experienced with conducting repairs to offshore drilling rigs and capable of repairing the Rig Damage, in each case, within 10 Business Days of the end of Rig Damage Consultation Period to provide a fee quote in connection with the cost of repairing the Rig Damage together with any mobilisation and demobilisation costs if the relevant Rig is required to be moved in order to repair the Rig Damage (the “Rig Damage Fee Quote”). The Seller Parties (prior to Completion) or the Buyer (on or following Completion) shall cooperate and provide reasonable access to representatives of the relevant shipyard to the Rig the subject of the Rig Damage in connection with the preparation of the Rig Damage Fee Quote.

7.8.

The Seller Parent and the Buyer shall procure that any shipyard appointed pursuant to clause 7.7 shall be required to prepare and deliver to the Seller Parent and the Buyer its Rig Damage Fee Quote within 10 Business Days of being instructed.

7.9.	Upon receipt of a Rig Damage Fee Quote in accordance with clause 7.7, if:

(a)

the shipyard was appointed pursuant to clause 7.7(a), that shipyard shall be instructed by the Seller Parent (prior to Completion) or the Buyer (on or following Completion) to repair the Rig Damage; or

(b)

the shipyards were appointed pursuant to clause 7.7(b), the shipyard which provides the lowest Rig Damage Fee Quote shall be instructed by the Seller Parent (prior to Completion) or the Buyer (on or following Completion) to repair the Rig Damage, provided that each shipyard appointed pursuant to this clause 7.9 shall for the purposes of this agreement be instructed to solely repair the matters identified in the Rig Damage Fee Quote (and, not: (i) repair any additional items identified by such shipyard during such repair work; or (ii) any matter requiring repair identified in any Rig Inspection Report relating to the Rig being repaired.

7.10.

If, following Completion, the Buyer elects to make any repairs (other than repairs identified in the Rig Damage Fee Quote relating to the Rig Damage) or upgrades to a Rig while it is being repaired by the relevant shipyard in accordance with clause 7.9, no Seller Party shall:

(a)	be liable for any costs or expenses of repair of any items identified in the Rig Inspection Report;

(b)	be liable for any costs or expenses of such repairs or upgrades; and

(c)

be liable for any loss, liability, cost, charge or expense that the Buyer or its Related Persons may suffer, sustain or incur on account of, or arising from, any claim under a Drilling Agreement, including any loss of revenue under a Drilling Agreement or any termination of a Drilling Agreement.

7.11.

The costs and expenses of the shipyard appointed pursuant to clause 7.7(a) in connection with the preparation of a Rig Damage Fee Quote (if any) shall be borne equally between the Seller Parent and the Buyer. The costs and expenses of a shipyard appointed pursuant to clause 7.7(b) in connection with the preparation of a Rig Damage Fee Quote (if any) shall be borne by the Party appointing such shipyard.

7.12.	If, following Completion, any Rig Damage is being repaired in accordance with clause 7.9, the Buyer shall:

(a)	use its reasonable endeavours to procure that the repair of the Rig Damage is completed as soon as reasonably practicable following Completion;

(b)

keep the Seller Parent informed of the progress towards completion of the repair of any Rig Damage and shall consult with, and take the reasonable instructions of, the Seller Parent in connection with the repair of any Rig Damage;

(c)	provide information reasonably requested by the Seller Parent in relation to the repair of the Rig Damage, including copies of any invoices or additional fee quotes;

(d)

to the extent the cost of repair of the Rig Damage will be, or is likely to be, greater than the amount set out in the Rig Damage Fee Quote by an amount equal to $100,000 (USD one hundred thousand), consult with the Seller Parent prior to incurring such costs and not agree to incur such costs without the consent of the Seller Parent (not to be unreasonably withheld or delayed);

(e)

provide the Seller Parent and any person authorised to act on its behalf reasonable access to the Rig the subject of the Rig Damage (whether onshore or offshore) to enable the Seller Parent or its authorised representatives to supervise or assess the repair to the Rig, and the provisions of clauses 6.5(a) to 6.5(e) (inclusive) shall apply mutatis mutandis to this clause 7.12(e); and

(f)	take or procure the taking of all such reasonable steps in order to mitigate any Rig Damage Value.

7.13.

If any sum due for payment under or in accordance with clause 7.6(b) is not paid within five Business Days of the agreement of the Rig Damage Value in accordance with clause 7.6, the Seller Parent shall pay interest thereon (at the same time any payment is made) at the Default Rate for the period from the due date of payment to the date of actual payment (both dates inclusive).

7.14.	The Parties agree that the determination of the Rig Damage Value or the repair of any Rig Damage shall not in any way delay Completion.

7.15.

If there is any reduction in the Consideration pursuant this clause 7, such reduction shall be assigned to the Rig to which such reduction relates and the Allocation Schedule shall be amended accordingly.

8.	DETERMINATION TO RIG DAMAGE VALUE

8.1.

As soon as reasonably practicable following completion of the repair to the Rig Damage in accordance with clause 7.9 and in any event no later than 20 Business Days thereafter, the Buyer shall prepare and deliver to the Seller Parent the Rig Damage Statement setting out its good faith calculation of the Rig Damage Value (together with supporting documents) (such document being the “draft Rig Damage Statement” until agreed or determined (or deemed agreed or determined) in accordance with this clause 8).

8.2.

The Seller Parent shall notify the Buyer in writing within 20 Business Days of receipt of the draft Rig Damage Statement (the “Initial RD Review Period”) whether or not the Seller Parent accepts the draft Rig Damage Statement.

8.3.	If the Seller Parent notifies the Buyer that it does not accept such draft Rig Damage Statement in the Initial RD Review Period:

(a)

the Seller Parent shall, at the same time as it notifies the Buyer in accordance with clause 8.2 that it does not accept such draft Rig Damage Statement, set out in such notice the reasons in reasonable detail for such non-acceptance and specify the adjustments which, in the Seller Parent’s opinion, should be made to the draft Rig Damage Statement in order to accurately reflect the actual Rig Damage Value; and

(b)	the Seller Parent and the Buyer shall use all reasonable endeavours to:

(i)	meet and discuss the objections of the Seller Parent; and

(ii)	try to reach agreement upon the adjustments (if any) required to be made to the draft Rig Damage Statement,

in each case, within 10 Business Days of the date of the Seller Parent’s notice of non-acceptance pursuant to clause 8.2 (or such other time as the Seller Parent and the Buyer may agree in writing) (the “Second RD Review Period”).

8.4.

If the Seller Parent is satisfied with the draft Rig Damage Statement (either as originally submitted by the Buyer pursuant to clause 8.1 or after adjustments agreed between the Seller Parent and the Buyer pursuant to clause 8.3) or if the Seller Parent fails to notify the Buyer of the Seller Parent’s non-acceptance of the draft Rig Damage Statement within the Initial RD Review Period, the draft Rig Damage Statement (incorporating any agreed adjustments) shall constitute the Rig Damage Statement for the purposes of this agreement.

8.5.

If the Seller Parent and the Buyer do not reach agreement on the draft Rig Damage Statement prior to the end of the Second RD Review Period, the matters in dispute at the end of the Second RD Review Period (and only those matters) shall be referred, on the application of the Seller Parent or the Buyer, for determination by an independent firm of internationally recognised chartered accountants (other than any firm who has acted on behalf of the Seller Parent or the Buyer in connection with the Transaction) to be agreed upon by the Seller Parent and the Buyer or, failing agreement within 10 Business Days after the date of any such application, to be selected, on the application of either of the Seller Parent or the Buyer, by the President for the time being of the Institute of Chartered Accountants in England and Wales or his duly appointed deputy (the “firm”). The following provisions shall apply to such determination by any firm:

(a)

the Seller Parent and/or the Seller Parent’s accountants and the Buyer and/or the Buyer’s accountants shall each promptly (and in any event within 20 Business Days after the firm’s appointment on the matters in dispute) prepare and deliver to the firm a written statement on the matters in dispute (together with the relevant supporting documents and explanations);

(b)

within five Business Days of receiving the Seller Parent’s and the Buyer’s written statement setting out the matters in dispute and in any event before making its determination of the matters in dispute, the firm shall meet once with representatives of the Seller Parent and the Buyer and their respective advisers (at the same hearing) to discuss the matters in dispute;

(c)

the firm shall be requested to give its decision within 30 Business Days (or such later date as the Seller Parent, the Buyer and the firm shall agree in writing) of confirmation and acknowledgement by the firm of its appointment hereunder;

(d)

to enable the firm to meet its obligations under this agreement the Seller Parent and the Buyer shall each provide to the firm such information as reasonably required by the firm in connection with its assessment of the Rig Damage Value;

(e)

in giving such determination, the firm shall state what adjustments (if any) are necessary to the draft Rig Damage Statement in respect of the matters in dispute in order to comply with the requirements of this agreement and shall give its reasons therefor;

(f)	before making its determination on the matters in dispute, the firm shall grant the Seller Parent and the Buyer the opportunity of at least one hearing in its presence;

(g)	the firm shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties (in the absence of manifest error); and

(h)

the Seller Parent and the Buyer shall bear its own costs and expenses of all advisers, witnesses and employees retained by it (or on its behalf) and the costs and the expenses of the firm shall be borne between the Seller Parent and the Buyer in such proportions as the firm shall in its discretion determine or, in the absence of any such determination, as to fifty per cent by the Seller Parent and as to fifty per cent by the Buyer.

8.6.

Subject to any rule of law or any Government Authority, the Buyer shall promptly provide to the Seller Parent (and its representatives) and the firm with all information (in its respective possession or control) relating to the Rig Damage and the Rig Damage Value (and its calculation).

8.7.

Subject to clause 8.5(h), the Seller Parent and Buyer shall bear its own costs and expenses arising out of the preparation and review of the Rig Damage Statement and compliance with the provisions of this clause 8.

8.8.

When the Seller Parent and the Buyer reach (or pursuant to clause 8.4 are deemed to reach) agreement on the Rig Damage Statement or when the Rig Damage Statement is finally determined in accordance with clause 8.5, the Rig Damage Statement as so agreed or determined shall be final and binding on the Seller Parent and the Buyer and shall be used to determine, and shall be the sole basis upon which to calculate, the Rig Damage Value for the purposes of clauses 7 and 8.

8.9.

Within five Business Days of agreement or determination of the Rig Damage Statement in accordance with the provisions of this clause 8, the Seller Parent shall procure the payment to the Buyer (or as it may direct) of an amount equal to the Rig Damage Value set out in the Rig Damage Statement by electronic transfer in immediately available funds of same day value to an account nominated by the Buyer.

8.10.

If any sum due for payment to the Buyer in accordance with clause 8.9 is not paid within five Business Days of agreement or determination of the Rig Damage Statement in accordance with the provisions of this clause 8, the Seller Parent shall pay interest thereon (at the same time any payment is made) at the Default Rate for the period from the due date of payment to the date of actual payment (both dates inclusive).

8.11.

If there is any reduction in the Consideration pursuant this clause 8, such reduction shall be assigned to the Rig to which such reduction relates and the Allocation Schedule shall be amended accordingly.

9.	TERMINATION RIGHTS

9.1.	If any matter, event or circumstance occurs between the date of this agreement and Completion that would result in:

(a)	a breach of any of the Seller Fundamental Warranties had they been repeated on each day prior to Completion and immediately prior to Completion; or

(b)	breach of any of the Buyer Warranties and/or the Buyer Parent Warranties had they been repeated on each day prior to Completion and immediately prior to Completion,

which in any such case is incapable of remedy or, if capable of remedy, is not remedied by:

(i)	in the case of breach of a Seller Fundamental Warranty, the relevant Seller Party (to the reasonable satisfaction of the Buyer);

(ii)	in the case of breach of a Buyer Warranty, the Buyer (to the reasonable satisfaction of the Seller Parent); and/or

(iii)	in the case of breach of a Buyer Parent Warranty, the Buyer Parent (to the reasonable satisfaction of the Seller Parent),

in each case, by the proposed date for Completion, then in any such case the Seller Parent (in the event of a breach of a Buyer Warranty and/or a Buyer Parent Warranty) or the Buyer (in the case of a breach of a Seller Fundamental Warranty) shall be entitled to elect by notice in writing to the Seller Parent or the Buyer (as the case may be) not to proceed to Completion, and this agreement shall terminate with effect from the date of such notice.

9.2.

The Seller Parent shall notify the Buyer or the Buyer Parent, and the Buyer or the Buyer Parent shall notify the Seller Parent, in each case in writing, as soon as reasonably practicable if it becomes aware of any matter, event or circumstance that will, or is reasonably likely to, constitute a breach of a Seller Fundamental Warranty, Buyer Warranty or a Buyer Parent Warranty (respectively) had they been repeated on each day prior to Completion and immediately prior to Completion.

9.3.

If this agreement terminates in accordance with clause 9.1, the obligations of the Parties shall automatically terminate, save that the rights and liabilities of the Parties which have accrued prior to (or as a result of) termination shall continue to subsist, including those under this clause 9.3 and clauses 1, 4.4, 21 to 23 and 26 to 37 (inclusive).

10.	COMPLETION SCHEDULE

10.1.	Not later than three Business Days prior to the proposed date of Completion, the Seller Parent shall deliver to the Buyer a schedule (the “Completion Schedule”) setting out:

(a)

the aggregate Consideration to be paid at Completion (taking into account any adjustments in accordance with clauses 7.3 or 7.6(a), less an amount equal to the Deposit (such amount being, the “Completion Payment”); and

(b)	an updated Allocation Schedule to reflect any adjustment prior to Completion.

10.2.

If Completion is deferred beyond the proposed date of Completion in accordance with the terms of this agreement and the Completion Statement has been delivered to the Buyer in accordance with clause 10.1, the Seller Parent shall deliver (or procure the delivery of) a revised Completion Statement to the Buyer in accordance with clause 10.1 and the previously submitted Completion Statements shall not apply.

11.	COMPLETION

11.1.

Completion shall take place on the fifth Business Day falling after the Condition Satisfaction Date (provided that the Rig Conditions continue to be fulfilled) (or such other date agreed in writing by the Seller Parent and the Buyer).

11.2.	At Completion:

(a)	the Seller Parties shall comply with their obligations set out in paragraph 1 of Schedule 5; and

(b)	the Buyer shall comply with its obligations set out in paragraph 2 of Schedule 5.

11.3.	Delivery of the Completion Assets on the Completion Date shall be at their respective current locations unless another delivery location is agreed in writing by the Seller Parent and the Buyer.

11.4.

On Completion the Buyer shall pay an amount equal to the Completion Payment to the Seller Parent (on behalf of the Sellers) by electronic transfer of immediately available funds of same day value to the Seller Account.

11.5.

On Completion the Seller Parent and the Buyer shall issue a Joint Written Direction to the Escrow Agent to release: (a) the Deposit to Seller Parent (on behalf of the Sellers) to the Seller Account; and (b) any interest accrued on the Deposit to the Buyer (to an account nominated by the Buyer), in each case, in accordance with the terms of the Escrow Agreement.

11.6.

All documents and items delivered at Completion pursuant to clause 11.2 shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place in accordance with clause 11.7.

11.7.	Simultaneously with the latter of:

(a)	delivery of all documents and items required to be delivered at Completion (or waiver of the delivery thereof by the person entitled to receive the relevant document or item); and

(b)

receipt of the funds referred to in clauses 11.4 and 11.5 in the Seller Account, the documents and items delivered in accordance with clause 11.2 shall cease to be held to the order of the person delivering the same and Completion shall be deemed to have taken place.

11.8.

If in any respect the obligations of the Seller Parties or the Buyer under this clause 11 are not complied with on the proposed date of Completion, the Seller Parent (in the case of default by the Buyer) or the Buyer (in the case of default by any of the Seller Parties) shall be entitled by written notice to the Buyer or the Seller Parent (as the case may be) to:

(a)

defer Completion to a date 10 Business Days after the proposed date Completion should have taken place but for the said default (and so that the provisions of this clause 11, apart from this clause 11.8(a), shall apply to Completion as so deferred);

(b)	require the Parties to proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

(c)

subject to Completion having first been deferred for a period of 10 Business Days in accordance with clause 11.8(a), terminate this agreement without prejudice to the rights and liabilities which accrued prior to (or as a result of) termination which shall continue to subsist, including those under this clause 11.8(c) and clauses 1, 4.4, 21 to 23 and 26 to 37 (inclusive).

12.	NLN COMPLETION

12.1.	The Seller Parent shall notify the Buyer in writing within one Business Day of the occurrence of: (a) the NLN Well Completion; or (b) an NLN Termination Event.

12.2.	The NLN Completion shall take place on:

(a)	upon the occurrence of the NLN Well Completion, the date falling 10 Business Days after the NLN Well Completion;

(b)

upon the occurrence of an NLN Termination Event, the later of: (i) the date falling 10 Business Days after the NLN Termination Event; or (ii) a date notified by the Buyer to the Seller Parent in writing, such date not to be later than 2 April 2023 (and if no such notification has been delivered by the Buyer to the Seller Parent, such date shall deemed to be 2 April 2023); or

(c)	upon the Termination Date (as defined in clause 20.2 of the NLN Charter Agreement),

or, in each case, such other date agreed in writing by the Seller Parent and the Buyer.

12.3.	At NLN Completion:

(a)	the Seller Parties shall comply with their obligations set out in paragraph 1 of Schedule 6; and

(b)	the Buyer shall comply with its obligations set out in paragraph 2 of Schedule 6.

12.4.	Delivery of the NLN Assets on the NLN Completion Date shall be at their respective current locations unless another delivery location is agreed in writing by the Seller Parent and the Buyer.

13.	SAFETY CASES

13.1.	The Buyer shall use its reasonable endeavours to procure:

(a)	the Danish Safety Case Approval and the UK Safety Case Approval as soon as practicable after the date of this agreement; and

(b)	the Norwegian Safety Case Approval as soon as practicable after Completion.

13.2.

The Buyer shall notify the Seller Parent in writing as soon as reasonably practicable if it becomes aware of any matter, event or circumstance which would result in any of the Safety Case Approvals becoming incapable of being obtained.

13.3.	In connection with the satisfaction of the Safety Case Approvals, the Buyer shall (or shall procure that its Related Persons shall):

(a)

as soon as reasonably practicable following the date of this agreement, prepare and submit an application to each of the Danish Safety Regulator and the UK Safety Regulator in relation to the Danish Safety Case Approval and the UK Safety Case Approval (respectively);

(a)	as soon as reasonably practicable following Completion, prepare and submit an application to the Norwegian Safety Regulator in relation to the Norwegian Safety Case Approval;

(b)

promptly, and in accordance with any reasonable time limit requested by the Danish Safety Regulator, the Norwegian Regulator and the UK Safety Regulator, provide all information to such regulator as is reasonably requested;

(c)	keep the Seller Parent regularly updated on the status of discussions with the Danish Safety Regulator, the Norwegian Regulator and the UK Safety Regulator in relation to the Safety Case Approvals;

(d)

allow any person nominated by the Seller Parent to attend all meetings (whether in person, by telephone or by other means) with the Danish Safety Regulator, the Norwegian Regulator and the UK Safety Regulator, having given the Seller Parent at least three Business Days’ notice of the meeting; and

(e)

promptly notify the Seller Parent of any communication received from the Danish Safety Regulator, the Norwegian Regulator or the UK Safety Regulator in relation to the Safety Case Approvals and, to the extent permitted by applicable law, promptly provide the Seller Parent with copies of all communications received from, or made to, the Danish Safety Regulator, the Norwegian Regulator or the UK Safety Regulator in relation to the Safety Case Approvals.

13.4.

Each Seller Party shall provide reasonable assistance to the Buyer and its Related Persons in connection with the preparation of the applications to the Danish Safety Regulator, the Norwegian Safety Regulator and the UK Safety Regulator in relation to the Safety Case Approvals, including providing any necessary information and/or documents in the possession of that Seller Party that the Buyer or its Related Persons reasonably require for the purpose of making any such submissions, notifications and filings to any of the Danish Safety Regulator, the Norwegian Safety Regulator or the UK Safety Regulator in relation to the Safety Case Approvals.

13.5.

If the Danish Safety Case Approval and/or the UK Safety Case Approval has not been obtained prior to Completion, the Buyer shall from Completion indemnify each Seller Party against all losses, liabilities, costs, charges and expenses that such person suffers, sustains or incurs by reason or on account of, or arising from or against:

(a)

the operation of the NST Rig by the Buyer or its Related Persons on or following Completion by virtue of a Seller Party being the holder of the operation permit under the Danish Safety Case Regulations; and/or

(b)

the operation of the NHD Rig and/or the NSH Rig by the Buyer or its Related Persons on or following Completion by virtue of a Seller Party being the holder of the safety case under the UK Safety Case Regulations.

13.6.

If the Norwegian Safety Case Approval has not been obtained prior to the NLN Completion, the Buyer shall from the NLN Completion indemnify each Seller Party against all losses, liabilities, costs, charges and expenses that such person suffers, sustains or incurs by reason or on account of, or arising from or against, the operation of the NLN Rig by the Buyer or its Related Persons on or following the NLN Completion by virtue of a Seller Party being the holder of the acknowledgment of compliance under the Norwegian Safety Case Regulations.

14.	CERTAIN COVENANTS

14.1.

The Buyer shall (or shall procure that its Related Persons shall) obtain title to and assume the risk of loss for the Completion Assets immediately upon Completion, but at all times up to Completion the Completion Assets shall remain at the risk of the relevant Seller. The Buyer shall (or shall procure that its Related Persons shall) obtain title to and assume the risk of loss for the NLN Assets immediately upon the NLN Completion, but at all times up to the NLN Completion the NLN Assets shall remain at the risk of the relevant Seller.

14.2.

Each Seller Party hereby confirms that it has not entered into any other agreement, arrangement or understanding with anyone other than the Buyer in relation to the sale of the Assets and (save as expressly permitted by this agreement) each Seller Party shall not enter into any agreement with any other person relating to the Transaction unless and until this agreement is terminated in accordance with its terms.

14.3.	The Buyer shall at its own cost:

(a)	by no later than 90 days following the Completion Date (in relation to the Completion Rigs) and 90 days following the NLN Completion Date (in relation to the NLN Rig):

(i)	change the vessel name in the flag state records for each Rig such that the vessel name does not include the name “Noble”; and

(ii)	remove from each Rig and its related assets all trademarks and logos of the Seller Parent and its subsidiaries; and

(b)

at the time when a Rig is next in dock following the Completion Date (in relation to the Completion Rigs) and following the NLN Completion Date (in relation to the NLN Rig), repaint each Rig using the standard colours of the Buyer Parent.

14.4.

Subject to the terms of the Transitional Services Agreement and the NLN Charter Agreement: (a) each Seller shall remit to the Buyer, within five Business Days of any Seller’s or its Related Persons’ receipt thereof, any and all amounts received by any Seller or its Related Persons after Completion or the NLN Completion (as the case may be) under any Business Agreement or Drilling Agreement in respect of performance by the Buyer or its Related Persons under such Business Agreement or Drilling Agreement after Completion or the NLN Completion (as the case may be); and (b) the Buyer shall remit to the Seller Parent, within five Business Days of the Buyer’s or any of its Related Persons’ receipt thereof, any and all amounts received by the Buyer or any such Related Person after Completion or the NLN Completion (as the case may be) under any Business Agreement or Drilling Agreement in respect of performance by any Seller or its Related Persons under such Business Agreement or Drilling Agreement prior to such Completion or the NLN Completion (as the case may be). The Completion Assets will include all goods, materials and equipment related to the Rigs that are on order at Completion. Any such goods, materials or equipment that are received prior to the Completion shall be paid for in full by the Sellers and, save as provided in clause 15.1, all such goods, materials and equipment that are delivered subsequent to Completion shall be paid for in full by the Buyer, provided always that in each case such goods material and equipment have been ordered and are being delivered after Completion in the Ordinary Course.

14.5.

During the period commencing on the Completion Date and ending on six months thereafter, each Seller Party shall use its reasonable endeavours to: (a) notify the Buyer in writing if it receives any request for proposals for offshore drilling services in relation to any of the Rigs; and (b) facilitate discussions between the Buyer and the relevant person in connection with such proposals.

14.6.

If and to the extent after Completion any asset has been transferred by the Sellers to the Buyer or any of its Related Persons which should not have been transferred pursuant to, or in order to give full effect to, the provisions of this agreement, the Buyer shall at the cost and expense of the Seller Parent do, or procure the doing of, all such things as may be required to retransfer any such asset to the Sellers or the Seller Parent shall otherwise direct.

14.7.

During the period commencing on the Completion Date and ending on 24 months thereafter, no Seller Party shall, and each Seller Party shall cause each of its Related Persons not to, solicit any Completion Rig Employee away from or out of the employment of the Buyer (or any of its Related Persons) unless such individual ceased to be employed by the Buyer (or such Related Person) at least 30 days prior thereto, provided that this clause 14.7 will not prohibit any Seller Party or its Related Persons from engaging in general media advertising or solicitation for employees that is not targeted towards any Completion Rig Employee, or otherwise hiring any individual that responds to such solicitation.

14.8.

During the period commencing on the NLN Completion Date and ending on 24 months thereafter, no Seller Party shall, and each Seller Party shall cause each of its Related Persons not to, solicit any NLN Rig Employee away from or out of the employment of the Buyer (or any of its Related Persons) unless such individual ceased to be employed by the Buyer (or such Related Person) at least 30 days prior thereto, provided that this clause 14.8 will not prohibit any Seller Party or its Related Persons from engaging in general media advertising or solicitation for employees that is not targeted towards any NLN Rig Employee, or otherwise hiring any individual that responds to such solicitation.

14.9.

During the period commencing on the Completion Date and ending on 24 months thereafter, the Buyer shall not, and shall cause each of its Related Persons not to, solicit any Retained Employee away from or out of the employment of any Seller Party (or any of its Related Persons) unless such individual ceased to be employed by any Seller Party (or such Related Person) at least 30 days prior thereto, provided that this clause 14.9 will not prohibit the Buyer and its Related Persons from engaging in general media advertising or solicitation for employees that is not targeted towards any Retained Employee, or otherwise hiring any individual that responds to such solicitation.

15.	MOBILISATION OF NOBLE HOUSTON COLBERT

15.1.

The Seller Parent shall be responsible for the mobilisation of the NHC Rig from the United Kingdom to Qatari territorial waters in accordance with the terms of the NHC Drilling Agreement (the “NHC Mobilisation”) and shall be responsible for all fees, costs and expenses relating to the NHC Mobilisation, including:

(a)	mobilisation, tug and yard fees, costs and expenses relating to the delivery of the NHC Rig to its specified location in Qatari territorial waters;

(b)	all temporary importation fees, costs and expenses; and

(c)	all upgrade works to the NHC Rig as required under the NHC Drilling Agreement prior to the NHC Acceptance Time (save for any item referred to in clause 15.2(i)(ii)).

15.2.	Following Completion, the Buyer shall (and shall procure that its Related Persons shall):

(a)

allow the Seller Parent and its representatives full control of the NHC Mobilisation, including direct consultation with representatives of Qatargas, all suppliers, contractors, workers and employees providing services to the NHC Rig during the NHC Mobilisation;

(b)	promptly provide the Seller Parent all information in its possession reasonably required by the Seller Parent in connection with the NHC Mobilisation;

(c)	promptly provide the Seller Parent details of any communication received from Qatargas in connection with the NHC Mobilisation;

(d)

promptly notify the Seller Parent in writing of any proposed meeting with representatives of Qatargas in connection with the NHC Mobilisation and allow any person nominated by the Seller Parent to attend such meeting (whether in person, by telephone or by other means);

(e)	to the extent within its power to do so, take any action reasonably required by the Seller Parent in connection with the NHC Mobilisation;

(f)	not amend the terms of the NHC Drilling Agreement, including the time of delivery of the NHC Rig;

(g)

use all reasonable endeavours to procure that each of its employees, workers, contractors or representative on board the NHC Rig during the NHC Mobilisation to take all instructions of the Seller Parent or its representatives (provided that such instructions are in accordance with applicable law and the safety manuals relating to the NHC Rig);

(h)	ensure that during the NHC Mobilisation, employees and other workers (in seniority and number) as reasonably requested by the Seller Parent shall be available on the NHC Rig; and

(i)

be responsible for all fees, costs and expenses of operating the NHC Rig during the period of mobilisation, including the fees, costs and expenses relating to its workers, provided that the Buyer shall not be responsible for:

(i)	the fees, costs and expenses set out in clause 15.1; or

(ii)	the cost of any outstanding part forming part of the NHC Mobilisation which has been ordered but not yet delivered at the NHC Acceptance Time.

15.3.

The Seller Parent shall be responsible for ensuring, and the obligations of the Seller Parent under clause 15.1 and the obligations of the Buyer under clause 15.2 shall terminate at the time upon which:

(a)	Qatargas confirms in writing to the Seller Parent or the Buyer (as the case may be) that the NHC Rig conforms with the provisions of the NHC Drilling Agreement; and

(b)	the NHC Rig is on location, fully operational and ready to start work on the relevant well,

(such time being, the “NHC Acceptance Time”).

15.4.

If the NHC Acceptance Time has not occurred on or before the Completion Date, the Seller Parent shall pay to the Buyer an amount equal to $25,000 (USD twenty five thousand) for each full day that has elapsed between (but excluding) the Completion Date and (including) the NHC Acceptance Time.

15.5.	All fees, costs and expenses paid, or to be paid, by Qatargas in connection with the NHC Mobilisation (the “NHC Mobilisation Fee”) shall be to the sole account of the Seller Parent.

15.6.

The Buyer shall (and shall procure that its Related Persons shall) on or after Completion direct that all NHC Mobilisation Fees to be paid by Qatargas be paid directly to a bank account nominated by the Seller Parent. In the event any part of the NHC Mobilisation Fee is paid to the Buyer or its Related Persons, the Buyer shall procure that such amount is paid to a bank account nominated by the Seller Parent by no later than five Business Days of receipt.

15.7.

If, following Completion, the NHC Acceptance Time has not occurred on or before the end of the mobilisation window set out in Attachment C of the NHC Drilling Agreement (or such other date agreed in writing between the Seller Parent, the Buyer and Qatargas) (the “NHC Delivery Delay”), the Seller Parent shall, subject to clause 15.8, indemnify the Buyer and its Related Persons against all losses, liabilities, costs, charges and expenses that such person suffers, sustains or incurs by reason or on account of, or arising from or against, the NHC Delivery Delay to the extent Qatargas makes any claim against such person under article 13 of the NHC Drilling Agreement. No Seller Party shall be liable for any termination of the NHC Drilling Agreement by Qatargas in connection with any NHC Delivery Delay.

15.8.	The Seller Parent’s liability under clause 15.7 shall be limited if and to the extent:

(a)	the Buyer fails to comply with any of its obligations in clause 15.2;

(b)	any Force Majeure Event; and/or

(c)

the Buyer or its Related Persons do not take all such reasonable steps in order to mitigate any losses, liabilities, costs, charges and expenses that such person suffers, sustains or incurs by reason or on account of, or arising from or against, the NHC Delivery Delay.

15.9.

If any claim is made against the Buyer or its Related Persons in connection with the NHC Mobilisation that would result in any payment by the Seller Parent under clause 15.7 (an “NHC Mobilisation Claim”), or the Buyer or its Related Persons should reasonably be expected to be able to recover from some other person any sum in respect of any facts or circumstances by reference to which the Buyer or its Related Persons has or should be reasonably expected to have a claim (an “NHC Mobilisation Right”), the Buyer shall (or shall procure that its Related Persons shall), subject to being indemnified and secured to its reasonable satisfaction against all costs and expenses which may be incurred by reason of such action:

(a)

prior to taking any action against the Seller Parent under clause 15.7, take all such action as the Seller Parent may reasonably request in writing including the institution of proceedings and the instruction of professional advisers approved in writing by the Seller Parent to act on behalf of the Buyer or its Related Persons to avoid, dispute, resist, compromise, defend or appeal against any such NHC Mobilisation Claim or to recover money under any NHC Mobilisation Right, as the case may be; and

(b)	not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Seller Parent which consent shall not be unreasonably withheld or delayed.

15.10.

If any Seller Party has paid to the Buyer or its Related Persons an amount in respect of a claim under clause 15.7 and subsequent to the making of such payment the Buyer or its Related Persons recovers from some other person a sum which is referable to that payment, the Buyer shall (and shall procure that its Related Persons shall) repay to the Seller Parent an amount equal to the amount recovered upon receipt or, if lower, the amount paid by the Seller Parent to the Buyer or its Related Persons less, in either case, any amount payable by the Buyer or its Related Persons in respect of Tax on the amount recovered and any Buyer costs in securing such recovery from that other person.

16.	EMPLOYEES

16.1.	Each Seller Operator shall (or the Seller Parent shall procure that each Seller Operator shall) use its reasonable endeavours to retain the services of:

(a)	the Completion Rig Employees without change to their contracts of employment until Completion; and

(b)	the NLN Rig Employees without change to their contracts of employment until the NLN Completion.

16.2.	Each Party intends that the Automatic Transfer Employees shall transfer to the Buyer or its Related Persons pursuant to the Regulations.

16.3.

The Buyer shall procure that each of its Related Persons shall comply with the provisions of this clause 16 in respect of any of the Assumed Employees who is to transfer to that Related Person and shall indemnify each Seller Operator against all liabilities, obligations, costs, claims and demands (including reasonable legal expenses) arising from, or in respect of, any failure of each of its Related Persons to comply with its obligations under this clause 16 or the Regulations.

16.4.

Each Seller Operator shall (or the Seller Parent shall procure that each Seller Operator shall) transfer to the Buyer or its Related Persons such contracts of employment of the Automatic Transfer Employees at Completion or the NLN Completion (as the case may be) in the manner required under the Regulations, whether or not the Regulations apply to the transactions contemplated hereunder.

16.5.

Each Seller Operator shall (or the Seller Parent shall procure that each Seller Operator shall) and the Buyer shall (or shall procure that its Related Persons shall) agree to cooperate with the other and provide such reasonable assistance as the other may require to facilitate the migration of the Assumed Employees to the Buyer or its Related Persons upon Completion or the NLN Completion (as the case may be).

16.6.

Each Seller Operator shall (or the Seller Parent shall procure that each Seller Operator shall) discharge and hereby undertake to indemnify the Buyer against all liabilities, obligations, costs, claims and demands (including reasonable legal expenses) arising from, or in respect of:

(a)	any of the Retained Employees;

(b)

any employee of that Seller Operator who is not an Assumed Employee who asserts that their employment will or has transferred to the Buyer or its Related Persons (as the case may be) pursuant to the Regulations;

(c)

any rights of any Automatic Transfer Employee relating to an occupational pension scheme (as defined in section 1 of the Pension Schemes Act 1993) to receive a pension before normal retirement age whether due to redundancy, early retirement or otherwise; and

(d)

any order or direction from the UK Pensions Regulator made against the Buyer or its Related Persons to make any payment to any Seller Party’s underfunded defined benefit scheme by reason of entering into this agreement or the Transaction, provided that the defined benefit scheme in question is one in respect of the UK Pensions Regulator has jurisdiction to make such an order or direction.

16.7.

The Buyer shall discharge and hereby undertakes to indemnify each Seller Operator against all liabilities, obligations, costs, claims and demands (including reasonable legal expenses) arising from or in respect of any of the Assumed Employees in respect of the period on or after Completion or the NLN Completion (as the case may be).

16.8.

The Buyer shall discharge and hereby undertakes to indemnify each Seller Operator against all liabilities, obligations, costs, claims and demands (including reasonable legal expenses) arising from or in respect of the Automatic Transfer Employees before Completion or the NLN Completion (as the case may be) in respect of: (a) any breach by the Buyer or its Related Persons (as the case may be) of their obligations to provide information to the Seller Operators pursuant to the Regulations; and (b) any claim by an Automatic Transfer Employee (whether or not such Automatic Transfer Employee resigns and/or if an Automatic Transfer Employee objects under any applicable provision of the Regulations) that the transfer involves, or would involve, a substantial change in working conditions to the material detriment of any Automatic Transfer Employee whether or not because of any plans of the Buyer or its Related Persons (as the case may be) to change terms and conditions of employment or working conditions of any Automatic Transfer Employee after Completion or after the NLN Completion (as the case may be) (including any plans of the Buyer or its Related Persons (as the case may be) to change the pension benefits in respect of any Automatic Transfer Employee).

16.9.

Each Seller Operator shall discharge and hereby undertakes to indemnify the Buyer against all liabilities, obligations, costs, claims and demands arising from or in respect of any of the Assumed Employees before Completion or the NLN Completion (as the case may be), including salary and benefits accrued but unpaid for the period up to and as at Completion or the NLN Completion (as the case may be), save in respect of:

(a)

any claim by any Automatic Transfer Employee of any breach of a requirement to provide information to, and consult with, employees or employee representatives pursuant to the Regulations to the extent that such breach is caused by the failure of the Buyer or its Related Persons (as the case may be) to provide information to the Seller Operators pursuant to the Regulations and the Buyer or its Related Persons (as the case may be) agrees that if the Seller Operators wish to join the Buyer or its Related Persons (as the case may be) in any proceedings under any applicable provision of the Regulations caused by such failure by the Buyer or its Related Persons (as the case may be), each such person will agree to be so joined;

(b)

any claim by an Automatic Transfer Employee (whether or not such Automatic Transfer Employee resigns and/or objects under the Regulations) that the relevant transfer involves or would involve a substantial change in working conditions to the material detriment of any Automatic Transfer Employee because of any plans of the Buyer but excluding any plans of the Buyer to change the pension benefits in respect of any Automatic Transfer Employee; and

(c)	any obligation arising on or after Completion or the NLN Completion (as the case may be) which is referable to any Automatic Transfer Employee’s period of continuous employment.

16.10.

The Buyer confirms that, so far as it is aware at the date of this agreement, it does not intend to: (a) materially reduce the value of any Automatic Transfer Employee’s existing benefits; or (b) dismiss any Automatic Transfer Employee by reason of redundancy. The Buyer shall provide to the Seller Operators details of any measures it or any of its Related Persons proposes to take in respect of Automatic Transfer Employees (as the case may be) and shall co-operate (or shall procure that its Related Persons shall co-operate) with the relevant Seller Operator in respect of any required information and consultation in respect of any proposed measures.

16.11.

The Parties have been independently legally advised and the Buyer acknowledges that it has negotiated appropriate warranty protection under this agreement. Accordingly, the Parties have agreed, for the purposes of the Regulations, that none of the Buyer or its Related Persons shall suffer any loss as a result of any breach of such requirements to provide certain employee information pursuant to the Regulations (the “Employee Information”) whether to the Buyer or its Related Persons and that the compensation payable by the Seller Parties in the event of such breach of the Regulations shall be $1.00 (USD one) in aggregate, irrespective of the number of Automatic Transfer Employees in respect of whom the breach has occurred. The Buyer will indemnify each Seller Party in respect of any claim by it or any of its Related Persons in respect of any costs claims and demands (including reasonable legal expenses) arising from or in respect of any claim that there has been a failure to provide the Employee Information to the Buyer or that Related Person.

16.12.

If it is determined by an employment tribunal (or an equivalent body) that the Regulations do not apply to the transfer of employment of any Automatic Transfer Employee (each a “Wrongpocket Employee”), the Buyer shall (or shall procure that its Related Persons shall) make an offer of employment to each Wrongpocket Employee within five Business Days of receipt of a written notice from the Seller Parent to do so, such offers to be backdated such that they are deemed to have effect on Completion or the NLN Completion (as applicable). The Buyer shall (or shall procure that its Related Persons shall) make such offers on terms which, so far as reasonably practicable, are on the same as the corresponding terms and conditions of employment applicable to that Wrongpocket Employee as at the date on which such offer is made. If any offer of employment made by the Buyer or its Related Persons is accepted, the relevant Seller Operator shall (or the Seller Parent shall procure that each Seller Operator shall) immediately release the relevant Wrongpocket Employee from his employment and the Parties agree that clauses 16.5, 16.8 and 16.11 shall apply in respect of such Wrongpocket Employee as if the relevant Wrongpocket Employee is an Automatic Transfer Employee for the purpose of those clauses only.

16.13.

If no offer of employment has been made by the Buyer or its Related Persons to the Wrongpocket Employee in accordance with clause 16.12, the Buyer shall indemnify the relevant Seller Operator on an ongoing basis against all costs and liabilities including any termination costs which the relevant Seller Operator incurs in relation to such Wrongpocket Employee which relate to the period on or after Completion or the NLN Completion (as applicable).

16.14.

If an offer of employment is made by the Buyer or its Related Persons to a Wrongpocket Employee in accordance with clause 16.2 but such offer is not accepted within 14 days of the date on which such offer was made, that Wrongpocket Employee shall be deemed to be a Retained Employee for the purposes of this agreement and the Buyer shall have no liability in connection with such person.

16.15.	The Buyer shall (or shall procure that its Related Persons shall) make an offer of employment to each Offer and Acceptance Employee on the following terms:

(a)	the offer shall take effect on and from Completion; and

(b)	the terms are overall no less favourable than the terms on which such Offer and Acceptance Employee is employed by the relevant Seller Operator immediately prior to Completion.

16.16.	If an Offer and Acceptance Employee accepts the offer of employment from the Buyer (or its Related Persons) (such employee being, an “Offer and Acceptance Hired Employee”):

(a)	the Offer and Acceptance Hired Employee shall with effect from Completion be released from his employment with the relevant Seller Operator;

(b)

the relevant Seller Operator shall procure that each Offer and Acceptance Hired Employee is paid out all sums due to him from or in respect of his employment on Completion, including, if applicable, any end of service benefit due to him and shall indemnify the Buyer against all liabilities, obligations, costs, claims and demands (including reasonable legal expenses) arising from or in respect of the same.

16.17.

If an Offer and Acceptance Employee does not accept the Buyer’s (or any of its Related Persons’) offer of employment, such person shall be deemed to be a Retained Employee for the purposes of this agreement and the Buyer shall have no liability in connection with such person.

16.18.

Each Seller Operator and the Buyer shall (and the Buyer shall procure that its Related Persons shall) co-operate to achieve the transfer of any relevant sponsor and visas and work permits for Assumed Employees and to take any necessary steps to register such persons as employees of the Buyer (or its Related Persons). The Buyer acknowledges that such co-operation from the relevant Seller Operators shall not obligate any Seller Operator to incur any liability in providing its assistance.

16.19.	If:

(a)

between the date of this agreement and Completion, any Completion Rig Employee at the date of this agreement ceases to be employed by any Seller Operator for any reason (such person being a “Terminated Completion Rig Employee”); or

(b)

between the date of this agreement and the NLN Completion, any NLN Rig Employee at the date of this agreement ceases to be employed by any Seller Operator for any reason (such person being a “Terminated NLN Rig Employee”), the Seller Parent shall as soon as reasonably practicable notify the Buyer in writing of such cessation and upon such notification such person will cease to be an Assumed Employee for the purposes of this agreement. Subject to the obligations of the Buyer to indemnify each Seller Operator in clauses 16.7 and 16.8, each Seller Operator shall (or the Seller Parent shall procure that each Seller Operator shall) discharge and hereby undertake to indemnify the Buyer against all liabilities, obligations, costs, claims, and demands (including reasonable legal expenses) arising from or in respect of any Terminated Employee.

16.20.	If:

(a)

between the date of this agreement and Completion, any Seller Party or its Related Persons employs any person in connection with the Completion Business who is not a Completion Rig Employee at the date of this agreement (each person being a “New Completion Rig Employee”); or

(b)

between the date of this agreement and the NLN Completion, any Seller Party or its Related Persons employs any person in connection with the NLN Business who is not a NLN Rig Employee at the date of this agreement (each person being a “New NLN Rig Employee”), the Seller Parent shall as soon as reasonably practicable notify the Buyer in writing giving details of the name, position, place of work, current salary and benefits and length of service of each such New Employee.

16.21.	If:

(a)

the New Employee has been engaged to replace a Terminated Employee on substantially the same terms and conditions of that Terminated Employee or the New Employee has been engaged in order to comply with the terms of a Drilling Agreement, that New Employee shall deemed to be an Assumed Employee for the purposes of this agreement; or

(b)

the New Employee: (i) has not been engaged to replace a Terminated Employee; (ii) has not been engaged in order to comply with the terms of a Drilling Agreement; or (iii) has been engaged to replace a Terminated Employee and the terms of his employment are substantially more favourable to the New Employee than those provided to the Terminated Employee, in each case, the Buyer may notify the Seller Parent in writing that the New Employee should be treated as a Retained Employee for the purposes of this agreement, provided that if such notification has not been delivered by the Buyer prior to Completion or NLN Completion (as the case may be) that New Employee shall be deemed to be an Assumed Employee for the purposes of this agreement.

16.22.

By no later than three Business Days after the Condition Satisfaction Date, the Seller Parent shall deliver to the Buyer an updated list of the Completion Rig Employees as at such date to reflect any Terminated Completion Rig Employee or New Completion Rig Employee who has either ceased to be, or has become (respectively), a Completion Rig Employee for the purposes of this agreement.

16.23.

By no later than two Business Days after the NLN Well Completion Date, the Seller Parent shall deliver to the Buyer an updated list of the NLN Rig Employees as at such date to reflect any Terminated NLN Rig Employee or New NLN Rig Employee who has either ceased to be, or has become (respectively), a NLN Rig Employee for the purposes of this agreement.

16.24.

The Seller Parent shall indemnify the Buyer against all losses, liabilities, costs, charges, expenses and fines that the Buyer suffers, sustains or incurs by reason or account of, or arising from, any investigation by the UK Safety Regulator into the fatality on the NHD Rig on 27 January 2022.

17.	CONTRACTS

17.1.

The Seller Parent shall use its reasonable endeavours to procure that each counterparty to a Business Agreement (other than a Seller Party and including for the purpose of the Property Lease, the respective landlord) (a “Business Agreement Counterparty”) enter into the Business Novation Agreement:

(a)	at Completion in respect of a Completion Business Agreement; and

(b)	at the NLN Completion in respect of a NLN Business Agreement.

17.2.

If any of the Business Agreements cannot be assigned or novated to the Buyer (or its Related Persons) on the terms of the Business Novation Agreement on Completion or the NLN Completion (as the case may be), the Seller Parent and the Buyer shall use their respective reasonable endeavours to obtain the consent or agreement of the relevant Business Agreement Counterparty to the novation of the relevant Business Agreement on the terms of the Business Novation Agreement for a period of six months after the Completion Date or the NLN Completion Date (as the case may be). For the purpose of obtaining the consent or agreement of a Business Agreement Counterparty, the Buyer shall supply to the Seller Parent and the Business Agreement Counterparty such information reasonably requested by either of them (including information reasonably requested about the financial position of the Buyer and its Related Persons).

17.3.	In any case where the consent or agreement referred to in clause 17.2 is refused or otherwise not obtained and until it is obtained:

(a)

each applicable Seller Operator shall hold the Business Agreement (excluding for this purpose the Property Lease) relating to itself and any monies, goods or other benefits received thereunder as agent of the Buyer or its Related Persons and shall forthwith upon receipt of the same account for and pay or deliver to the Buyer or its Related Persons such monies, goods and other benefits;

(b)

the Buyer shall (and shall procure that its Related Persons shall) perform the obligations and duties under each Business Agreement (excluding for this purpose the Property Lease) that arise and relate to the period from Completion or the NLN Completion (as the case may be) (the “Assumed Business Obligations”) in accordance with its terms and conditions as subcontractor to the relevant Seller Operator, provided that subcontracting is permissible under the terms of the relevant Business Agreement (excluding for this purpose the Property Lease), and where subcontracting is not permissible, the Buyer shall (and shall procure that its Related Persons shall) perform the Assumed Business Obligations under the relevant Business Agreement (excluding for this purpose the Property Lease) in accordance with its terms and conditions as agent for the relevant Seller Operator;

(c)

the relevant Seller Operator shall give all reasonable assistance to the Buyer or its Related Persons at the cost of the Buyer to enable it to enforce the rights of that Seller Operator under the Business Agreement (excluding for this purpose the Property Lease) and shall at all times act with regard to relevant Business Agreement in accordance with the Buyer’s reasonable instructions from time to time; and

(d)

the relevant Seller Operator shall perform any obligations and duties that remain outstanding under each Business Agreement which relate to the period before Completion or the NLN Completion (as the case may be) (the “Retained Business Obligations”) in accordance with its terms and conditions.

17.4.

The Buyer shall indemnify each Seller Operator that is a party to a Business Agreement (excluding for this purpose the Property Lease) against any action, proceeding, loss, liability, cost, claim or demand which each Seller Operator may incur as a result of the Buyer’s or its Related Persons’ performance or non-performance of the Assumed Business Obligations.

17.5.

The relevant Seller Operator that is a party to the Business Agreement (excluding for this purpose the Property Lease) shall indemnify the Buyer against any action, proceeding, loss, liability, cost, claim or demand which the Buyer may incur as a result of the relevant Seller Operator’s or its Related Persons’ performance or non-performance of the Retained Business Obligations.

17.6.	If:

(a)

any Business Agreement has not been assigned or novated to the Buyer (or its Related Persons) on the terms of the Business Novation Agreement in the 12 month period following Completion or the NLN Completion (as the case may be); or

(b)

after the Completion Date or the NLN Completion Date (as the case may be), the Buyer notifies the Seller Parent in writing that it intends a Business Agreement (excluding for this purpose the Property Lease) to terminate, the relevant Seller Party shall terminate the Business Agreement (excluding for this purpose the Property Lease) and the obligations of the Parties set out in clause 17.3 shall terminate from, in the case of clause 17.6(a), the date falling 12 months after the Completion Date or the NLN Completion (as the case may be), or, in the case of clause 17.6(b), the date falling 30 Business Days after the receipt by the Seller Parent of the written notice from the Buyer.

17.7.

Each Seller hereby assigns and transfers (and agrees to assign and transfer) on or after Completion but with effect at Completion, to the extent assignable or transferable without the consent of any other person to the Buyer (or a Related Person designated by it), such rights as it may have under any warranty or otherwise with respect to the Completion Assets (or any part thereof) from any manufacturer or any subcontractor or supplier of such manufacturer, as the case may be, or from any supplier in respect to repair or overhaul of the Completion Assets (or any part thereof), to the extent that the same exists in favour of such Seller Party and is capable of being assigned and/or transferred (collectively, the “Transferable Warranties”). If and to the extent any such warranties can only be assigned or transferred with the consent of another person the Seller Parent shall use reasonable efforts for a period of six months after the Completion Date to obtain such consent after Completion in order to obtain such consent and if and when such consent is obtained such warranties shall be deemed assigned and transferred as Transferable Warranties under this clause 17.7. Notwithstanding the foregoing or any transfer of the Transferable Warranties to the Buyer or its Related Person: (a) in no event will the Seller Parties or the Buyer be obligated to pay any money to any person or to offer or grant other financial or other accommodations to any person or otherwise incur any liability in connection with obtaining any such consent; and (b) the Seller Parties shall be entitled to, and the Buyer shall cooperate, and cause its Related Persons to cooperate, with the Seller Parties to, make any claims under such Transferable Warranties that any of the Seller Parties would have been entitled to make had such Transferable Warranties not been transferred in order to repair any Rig Damage pursuant to the obligations under clause 7.

18.	WARRANTIES

18.1.	Each Seller Party (in respect of itself only) warrants to the Buyer as at the date of this agreement and at Completion that the Seller Capacity Warranties are true and accurate and not misleading.

18.2.	The Seller Parent warrants to the Buyer as at the date of this agreement and at Completion that the Seller Title Warranties are true and accurate and not misleading.

18.3.	The Seller Parent warrants to the Buyer as at the date of this agreement that the Seller Business Warranties are true and accurate and not misleading.

18.4.	The Buyer warrants to each Seller Party as at the date of this agreement and at Completion that the Buyer Warranties are true and accurate and not misleading.

18.5.	The Buyer Parent warrants to each Seller Party as at the date of this agreement and at Completion that the Buyer Parent Warranties are true and accurate and not misleading.

18.6.

Each of the Seller Warranties, the Buyer Warranties and the Buyer Parent Warranties shall be construed as a separate warranty and (save as expressly provided to the contrary) shall not be limited by the terms of any of the other warranties.

18.7.

If any Seller Business Warranty is qualified by the expression “so far as the Sellers are aware” or otherwise qualified by reference to the knowledge of the Sellers, such Seller Business Warranty shall be deemed to include a statement that such awareness means the actual knowledge of each Seller and also such knowledge which such Seller would have had if it had made reasonable enquiries of William Turcotte, Blake Denton, Jacob Mulkey, Joey Kawaja, Adrea Leal, Matthew Brodie, Barry Quinn and Laura Hart.

18.8.	The liability of a Seller Party in respect of any Seller Warranty Claim shall be limited if and to the extent that the limitations in Schedule 4 apply.

18.9.

As at the date of this agreement the Buyer confirms to each Seller Party that neither it nor any member of the Buyer Deal Team has any actual knowledge of any breach of any Seller Warranty. The Buyer shall not bring any claim against any Seller Party under the Seller Warranties in respect of any matter or fact within its or any member of the Buyer Deal Team’s actual knowledge as at the date of this agreement.

19.	BOOKS AND RECORDS

19.1.

From Completion or the NLN Completion Date until the day falling five years from the Completion Date, the Buyer shall maintain and preserve, and allow the Seller Parent, its Related Persons and its and their respective employees and agents and any other person authorised by the Seller Parent (at the cost of the Seller Parent) to inspect (and to take copies of) the Completion Books and Records or the NLN Books and Records (respectively) at reasonable times on reasonable notice for reasonable purposes.

19.2.

The Buyer shall allow the Seller Parent and the other persons referred to in clause 19.1 when exercising any of their rights pursuant to clause 19.1 to have reasonable access upon reasonable notice to the employees of the Business responsible for maintaining the Books and Records or the relevant part thereof for the purpose of answering any reasonable queries in relation to the Books and Records.

19.3.

From Completion until the day falling five years from the Completion Date, the Seller Parent shall procure that the Sellers shall maintain and preserve, and allow the Buyer, its Related Persons and its and their respective employees and agents and any other person authorised by the Buyer (at the cost of the Buyer) to inspect (and to take copies of) the Retained Records to the extent that they relate to the Assets or the Business at reasonable times on reasonable notice for reasonable purposes.

19.4.

The Seller Parent shall procure that its Related Persons shall allow the Buyer and the other persons referred to in clause 19.3 when exercising any of their rights pursuant to clause 19.3 to have reasonable access upon reasonable notice to the employees of the Seller Parties responsible for maintaining the Retained Records or the relevant part thereof for the purpose of answering any reasonable queries in relation to the Retained Records.

19.5.

If at any time any of the Sellers desire to cease to maintain and preserve the Retained Records, it shall notify the Buyer in writing and afford the Buyer a reasonable opportunity to take over such Retained Records and either to maintain and preserve them for the Buyer’s own use or (at the option of the Buyer) to destroy them. The Sellers Parent (on behalf of the Sellers) shall have the same rights to inspect the Retained Records, which the Buyer takes over, pursuant to clauses 19.1 to 19.4 (inclusive). If the Buyer does not take over any Retained Records which any Seller wishes to dispose of within three months of being offered the opportunity to take over the same, the relevant Seller may destroy such Retained Records.

19.6.

If at any time the Buyer desires to cease to maintain and preserve the Books and Records, it shall notify the Seller Parent in writing and afford any Seller a reasonable opportunity to take over such Books and Records and either to maintain and preserve them for the relevant Seller’s own use or (at the option of such Seller) to destroy them. The Buyer shall have the same rights to inspect the Books and Records, which any Seller takes over, pursuant to clauses 19.1 to 19.4 (inclusive). If the relevant Seller does not take over any Books and Records which the Buyer wishes to dispose of within three months of being offered the opportunity to take over the same, the Buyer may destroy such Books and Records.

19.7.

From Completion or the NLN Completion (as applicable), each Party shall comply with its obligations under all applicable data protection and privacy legislation in force from time to time relating to the Books and Records and, if required by applicable law, shall at their own expense enter into any document or agreement that may be necessary in any jurisdiction that relates to the transfer of any personal data. Prior to Completion or the NLN Completion (as applicable), each Seller Party shall provide all co-operation reasonably required by the Buyer in order for it to comply with such obligations from Completion or the NLN Completion (as applicable), including in particular providing details of data subjects to whom privacy notices will be required to be sent under applicable data protection and privacy legislation.

20.	TAXATION

20.1.

Each of the Seller Parties and the Buyer shall: (a) be bound by the Allocation Schedule for purposes of determining Taxation related to the transfer of the Assets; (b) prepare and file, or cause to be prepared and filed, its Taxation returns on a basis consistent with such Allocation Schedule; and (c) take no position, or cause no position to be taken, inconsistent with such Allocation Schedule on any applicable Taxation return, in any proceeding before any Government Authority, in any report made for Taxation purposes, in any Taxation litigation, or otherwise with respect to any Taxation. If the Allocation Schedule is disputed by any Government Authority, the Party receiving notice of such dispute will promptly notify the other Parties concerning the existence and resolution of such dispute and the Parties agree to use reasonable efforts to defend such Allocation Schedule in such dispute. The Parties acknowledge that the Allocation Schedule shall not be binding in relation to claims, disputes or proceedings other than those within the scope of this clause 20.1 or clauses 7.3, 7.6(a) or 10.

20.2.

All amounts expressed in this agreement as being payable by any Party are expressed exclusive of any VAT which may be chargeable thereon and the amount of any such VAT shall be payable in addition thereto subject as hereinafter provided.

20.3.

The Parties agree and acknowledge that no VAT will be payable on any sums due under this agreement, save in relation to the NHD Drilling Agreement, the NLN Drilling Agreement or the NSH Drilling Agreement, and in the event that either the Seller (acting in good faith) at Completion or NLN Completion (as appropriate) or a Tax Authority at any time determines that VAT is chargeable on the sale of any of the Assets, the Seller Parent shall immediately notify the Buyer of such determination and the Buyer agrees that such VAT shall be payable in addition to the Consideration and the Buyer shall (against production by the relevant Seller Party of a valid VAT invoice in respect thereof) pay the amount of any such VAT to the relevant Seller Party on the earlier of: (a) the date which is three Business Days after the Buyer or any of its Related Persons receive a repayment of such VAT from the relevant Tax Authority, whether by refund or credit; or (b) the date which is three Business Days prior to the last date on which the relevant Seller Party or any of its Related Persons can account to the relevant Tax Authority for such VAT without incurring any interest or penalty. Any such payment by the Buyer shall be without prejudice to the right of the Buyer under this agreement to call upon the Seller Parties to make or join in an appeal against the aforesaid determination.

20.4.

All VAT payable in respect of goods and services supplied or deemed to be supplied by the Sellers in connection with the Completion Business prior to Completion and the NLN Business prior to the NLN Completion, and all interest payable thereon and penalties attributable thereto, shall be paid to a Tax Authority by the Seller Parties, and the Seller Parties shall be entitled to receive and to retain for their own benefit all reimbursement or credit from the Tax Authority for VAT borne by the Seller Parties on goods and services supplied to the Seller Parties prior to Completion and any payments received in respect of value added tax overpaid to a Tax Authority prior thereto.

20.5.

The Buyer shall be liable for any and all other transfer, documentary or registration taxes, and stamp duty (“Transfer Taxes”) relating to the purchase of the Assets hereunder and for any related interest and penalties, including incurred in registering title to the Rigs in the name of the Buyer (or its Related Persons). The Buyer shall be liable for customs and other duties, including importation Transfer Taxes incurred in connection with the purchase of the Assets and the transfer of the importation of the Rigs into any jurisdiction (or other importation of the Rigs into a jurisdiction in the name of the Buyer or its Related Persons).

20.6.

The Sellers agree to undertake to pay all costs and expenses (including third party advisers fees) incurred by them, and all reasonable costs and expenses (including third party adviser fees but excluding any recoverable VAT incurred thereon) properly incurred by the Buyer or any of its Related Persons in relation to any audit or enquiry from a Tax Authority in direct relation to the allocation of value to the NHC Drilling Agreement and NST Drilling Agreement and the Sellers agree to inform the Buyer of any such audit or other enquiry that the Sellers may receive from HMRC or other relevant Tax Authority and to keep the Buyer informed of the progress and outcome of any such process.

20.7.

Any amount due from the Sellers to the Buyer pursuant to clause 20.6 shall be paid by the Sellers to the Buyer within five Business Days of notification by the Buyer to the Seller Parent of such determination from the relevant Tax Authority.

20.8.	The Parties hereby agree to reasonably cooperate to minimize the Taxation effects caused by the sale and purchase of the Assets.

21.	GUARANTEES

21.1.	In consideration of the Buyer entering into this agreement:

(a)	the Seller Parent shall procure that each Seller Party complies with its obligations pursuant to the terms of this agreement the other Transaction Documents; and

(b)	the Seller Parent gives in favour of the Buyer the guarantee and indemnity in the terms set out in Schedule 11.

21.2.	In consideration of each Seller Party entering into this agreement:

(a)

the Buyer Parent shall procure that the Buyer and each of the Buyer Parties’ Related Persons complies with its obligations pursuant to the terms of this agreement and the other Transaction Documents; and

(b)	the Buyer Parent gives in favour of the Seller Parties the guarantee and indemnity in the terms set out in Schedule 12.

22.	ANNOUNCEMENTS

22.1.

Each Party undertakes (and shall procure that each of its Related Persons undertakes) that no announcement, communication or circular concerning the existence or terms of this agreement or any other Transaction Document shall be made or issued by or on behalf of any Party without the prior consent of the Seller Parent and the Buyer (such consent not to be unreasonably withheld or delayed) unless the disclosure is:

(a)	to its professional advisers;

(b)

required by law or the rules and requirements of any regulatory body on which the shares of any Seller Party, any Buyer Party or any of their respective Related Persons are listed or traded and disclosure shall then only be made by that Party:

(i)

after it has taken all such steps as may be reasonable in the circumstances to agree to the contents of such announcement with the other Parties before making such announcement and provided that any such announcement shall be made only after notice to the other Parties; and

(ii)	to the person or persons and in the manner required by law or such regulatory body or as otherwise agreed between the Parties.

22.2.	The restrictions contained in clause 22.1 shall apply without limit of time and whether or not this agreement is terminated.

23.	CONFIDENTIAL INFORMATION

23.1.

Each Seller Party shall, and shall procure that each of their Related Persons or any of its or their respective directors, officers or employees shall, not use or disclose to any person the Buyer Confidential Information.

23.2.

Each Buyer Party shall, and shall procure that each of its Related Persons or any of its or their respective directors, officers or employees shall, not use or disclose to any person the Seller Confidential Information.

23.3.

Notwithstanding clauses 23.1 and 23.2, each Seller Party and the other persons listed in clause 23.1 may disclose the Buyer Confidential Information and each Buyer Party and the other persons listed in clause 23.2 may disclose the Seller Confidential Information, in each case, after consultation with the Party to whom the information relates if practicable and it is permitted to do so, if and to the extent:

(a)

such disclosure is made to or at the written request or with the written request of the Seller Parent (in the case of the Seller Confidential Information) or a Buyer (in the case of the Buyer Confidential Information);

(b)

disclosure is required by law, regulation, a court of competent jurisdiction or the rules or regulations of any recognised stock exchange or listing authority on which the shares of any Related Person of a Seller Party or a Buyer Party are listed or traded;

(c)	disclosure is necessary to obtain any relevant Tax clearances or is required by any Tax Authority;

(d)	disclosure is required by professional advisers for the purpose of advising the Seller Parties or the Buyer Parties (as the case may be);

(e)	disclosure is to any bank, other financial institution or other person lending money or making credit available to any Buyer Party or any of its Related Persons in connection with Completion; or

(f)	information which is in the public domain other than by the Seller’s or a Buyer’s breach of clauses 23.1 or 23.2, respectively,

provided that in the case of clauses 23.3(d) or 23.3(e), disclosure is made subject to an obligation of confidentiality being imposed on such person equivalent to the obligations imposed by this agreement (and such person, in each such case, shall also be entitled to disclose information to their own advisers provided that such advisers undertake an obligation of confidentiality to the disclosure equivalent to the obligations imposed by this agreement unless they are already under a professional duty of confidentiality).

23.4.	The restrictions contained in clause 23.1 and 23.2 shall apply without limit of time and whether or not this agreement is terminated.

24.	FORCE MAJEURE

24.1.

The Parties agree that if the performance by a Party of its obligations under this agreement (including satisfaction of the Conditions to be satisfied under clause 5) is prevented or delayed due to any event outside the reasonable control of such Party (the “Affected Party”), including any acts of God, fire, explosion, flood, unusually severe or abnormal weather, riots or other civil disturbances, wars, acts of terrorism, actions of governments, compliance with any law or request of any governmental authority, strikes, lockouts or other employment difficulties (other than strikes, lockouts or other employment difficulties involving only the workforce of the Affected Party), failure of usual sources of raw materials or other sources of supply, failure of computer systems to operate properly, destruction or loss of electronic records or data, any necessity not to operate, or to reduce operation of, equipment in order to protect the safety of people or to protect the environment, epidemic, pandemic or disease outbreak (including the COVID-19 virus) and similar force majeure events (a “Force Majeure Event”), provided the Affected Party is using commercially reasonable efforts to mitigate the effect of any delay caused by such event the Longstop Date shall be extended for a period equal to the delay caused by such event by such Affected Party serving a notice in writing on the other Party giving details of the event and its expected duration and provided always that the Longstop Date shall never be delayed by an aggregate total of more than 45 days as a result of all such events.

24.2.

A notice given by an Affected Party to extend the Longstop Date pursuant to clause 24.1 shall only be effective if it is served within five Business Days of the commencement of the relevant event and if a further notice confirming the end of the event and the delay to the Longstop Date claimed is served by the Affected Party on the other Party within five Business Days of the end of the relevant event. If the other Party has not objected to the extension to the Longstop Date claimed within five Business Days of its receipt of this later notice such extension shall be deemed accepted and shall apply.

25.	FURTHER ASSURANCE

25.1.

At any time after Completion or the NLN Completion (as the case may be), the Seller Parties shall at the Buyer’s expense execute all such documents and do such acts and things as the Buyer may reasonably require for the purpose of vesting in the Buyer the full legal and beneficial title to the Assets and giving to the Buyer the full benefit of this agreement.

25.2.

The terms of this agreement shall insofar as they are not performed at Completion or the NLN Completion (as the case may be) and subject as specifically otherwise provided in this agreement continue in force after and notwithstanding Completion or the NLN Completion (as the case may be).

25.3.

The Buyer agrees that it will provide promptly all information requested in writing by the Seller Parent reasonably required to enable the Seller Parties or their Related Persons to comply with their obligations under the Proceeds of Crime Act 2002 and the Money Laundering, Terrorist Financing and Transfer of Funds Regulations 2017 whether such obligations apply prior to Completion or thereafter.

25.4.

The Seller Parent agrees that it will provide promptly all information requested in writing by the Buyer reasonably required to enable the Buyer or its Related Persons to comply with its obligations under the Proceeds of Crime Act 2002 and the Money Laundering, Terrorist Financing and Transfer of Funds Regulations 2017 whether such obligations apply prior to Completion or thereafter.

25.5.

If and to the extent BEIS calls in the Transaction under the NSI Act following Completion, the Seller Parties shall cooperate with the Buyer and promptly provide such information and documents concerning the Assets and the Business to the Buyer’s legal counsel as may be reasonably necessary for the Buyer to respond to BEIS’s questions.

26.	SELLER REPRESENTATIVE

26.1.

Each Seller Party hereby appoints the Seller Parent as its representative, in each case as from the date of this agreement. The Seller Parent is hereby authorised to deliver any notice or document or the making of any request, election, proposal or consent expressed to be made on behalf of any Seller Party to any Buyer Party pursuant to this agreement. Unless specifically stated to the contrary in this agreement, each Buyer Party shall have regard only to, and to rely absolutely upon and act in accordance with, without any liability to any Party for having relied or acted thereon, notices, requests, elections, proposals or consents, issued by the Seller Parent. Service of any notice or other communication on the Seller Parent shall be deemed to constitute valid service thereof on all of the Seller Parties. The Seller Parent shall pass (and for the purposes of this agreement shall be deemed to have passed) any notices received pursuant to this agreement on behalf of any Seller Party to such Seller Party without undue delay.

26.2.	The Seller Parties may appoint a replacement representative provided that 10 Business Days’ prior written notice of such replacement and appointment has been given to the Buyer.

26.3.

The Seller Parent shall not be liable to any of the Sellers for any claims whatsoever arising from any act or omission undertaken by the Seller Parent in its capacity as their representative, save in the case of fraud or wilful default.

26.4.

Each Seller shall indemnify and keep indemnified the Seller Parent from all losses, liabilities, costs, charges and expenses that may be incurred by it as a result of the performance of its duties, functions and role as the representative under this agreement, save in the case of fraud or wilful default.

27.	ASSIGNMENT

27.1.

This agreement is personal to the Parties and, accordingly, no Party shall be entitled to assign, transfer, grant any security interest over or declare a trust of the benefit of all or any of any other Party’s obligations nor any benefit arising under this agreement, in whole or in part, neither shall any Party delegate any of its obligations under this agreement or subcontract their provision to any third party or agent whatsoever, other than:

(a)	with the prior written consent of, in the case of assignment by a Seller Party, the Buyer or, in the case of assignment by a Buyer Party, the Seller Parent;

(b)

following Completion, the rights and benefits of the Buyer arising under this agreement (but not the obligations) may be assigned in whole or in part by the Buyer to any of its Related Persons who is nominated or designed by the Buyer on Completion to acquire any of the Completion Assets, provided that if such assignee ceases to be a Related Person, this agreement and the benefits arising under it shall be deemed automatically by that fact to have been retransferred to the Buyer immediately before the assignee ceases to be a Related Person); or

(c)

following the NLN Completion, the rights and benefits of the Buyer arising under this agreement (but not the obligations) may be assigned in whole or in part by the Buyer to any of its Related Persons who is nominated or designed by the Buyer on the NLN Completion to acquire any of the NLN Assets, provided that if such assignee ceases to be a Related Person, this agreement and the benefits arising under it shall be deemed automatically by that fact to have been retransferred to the Buyer immediately before the assignee ceases to be a Related Person), provided that the liability of any Party to such an assignee shall not be greater than it would have been had such an assignment not taken place, and all the rights, benefits and protections afforded to a Party shall continue to apply to the benefit of that Party as against the assignee as they would have applied as against the person who is a Party to this agreement.

27.2.

The Seller Parties and the Buyer Parties may disclose to a proposed assignee information in its possession relating to the provisions of this agreement which it is necessary to disclose for the purposes of the proposed assignment, notwithstanding the provisions of clauses 22 and 23.

28.	COSTS

Unless expressly otherwise provided in this agreement, each of the Parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Assets and the Business.

29.	METHOD OF PAYMENT AND SET OFF

29.1.

Without prejudice to clause 29.2, any payment to the Buyer or the Seller Parties pursuant to this agreement shall be made in full, without any set offs counterclaim, restriction or condition and without any deduction or withholding save as may be required by law or as otherwise agreed in writing by the Seller Parent and the Buyer, in which event, the payor shall pay such additional amounts as will result in the payee receiving a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required.

29.2.

Payment of a sum in accordance with this agreement shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

30.	ENTIRE AGREEMENT

30.1.

Each Party, on behalf of itself and as agent for each of its Related Persons, acknowledges and agrees with the other Parties (each such Party acting on behalf of itself and as agent for each of its Related Persons) that:

(a)

this agreement and the other Transaction Documents constitutes the entire and only agreement between the Parties and their respective Related Persons relating to the subject matter of the Transaction Documents; and

(b)

neither it nor any of its Related Persons has been induced to enter into any Transaction Document in reliance upon, nor has any such Party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

provided that the provisions of this clause 30 shall not exclude any liability which any of the Parties or, where appropriate, their Related Persons would otherwise have to any other Party or, where appropriate, to any other Party’s Related Persons or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

31.	REMEDIES

31.1.

Save as permitted under clauses 5.11, 9.1 or 11.8(c), no Party shall (and shall procure that none of its Related Persons who are a party to any Transaction Document shall) be entitled to rescind or terminate this agreement and any other Transaction Document in any circumstance whatsoever (whether before or after Completion). The Parties acknowledge and agree that the provisions of this clause 31.1 shall not limit the ability of a Party or its Related Persons to terminate this agreement or any Transaction Document in the case of fraud or fraudulent misrepresentation.

31.2.

Without prejudice to any other right or remedy which any Party may have in relation to any breach by another Party (or its Related Persons) of its obligations under this agreement (such obligations being, the “Party’s Obligations”), each Party (on behalf of itself and its Related Persons) acknowledges and agrees that, having regard to the purpose and intention of the Transaction (such rights being, the “Party’s Rights”), damages shall not be an adequate remedy for such Party in respect of any breach by another Party (or its Related Persons) of the Party’s Obligations, and each Party (on behalf of itself and its Related Persons) agrees and acknowledges that another Party shall be entitled to seek the remedies of injunction, specific performance or other equitable relief (any such remedy being, an “Equitable Relief”) to prevent or constrain any breach or anticipatory breach by that Party (or its Related Persons) of its Party’s Obligations (a “Breach”) and to enforce the respective Party’s Rights.

31.3.

In any Proceedings (including in any application for interim relief, a first instance hearing or an appeal) before a court, arbitral body or other Regulatory Authority in relation to any Breach or the enforcement of the respective Party’s Rights, each of the Buyer Parties or each of the Seller Parties (as applicable) (on behalf of itself and its Related Persons) undertakes to the relevant Party not to oppose the granting of any Equitable Relief to prevent or constrain any Breach or to enforce the respective Party’s Rights on any grounds whatsoever, including that any Party has an adequate remedy in damages or that an Equitable Relief is not an appropriate remedy for any reason.

31.4.	The rights and remedies provided in this agreement are cumulative and not exclusive of any right or remedy provided by applicable law.

32.	WAIVER AND AMENDMENT

32.1.

A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given.

32.2.

No failure or delay on the part of any Party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

32.3.	No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Seller Parent (on behalf of the Sellers) and the Buyer Parties.

32.4.	The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

32.5.	No variation to this agreement shall be effective unless made in writing and signed by or on behalf of all the Parties.

33.	INVALIDITY

33.1.	If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

(a)	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

(b)	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way.

34.	NOTICES

34.1.

Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing, in the English language and shall be delivered by hand or by courier or sent by email:

in the case of each Seller Party:

Address:	13135 S. Dairy Ashford, Suite 800
Sugar Land
Texas 77478
United States of America

Email:	WTurcotte@noblecorp.com

Attention:	William E. Turcotte

with a copy to:

Address:	Baker Botts (UK) LLP
Level 30
20 Fenchurch Street
London EC3M 3BY
United Kingdom

Email:	sian.williams@bakerbotts.com

Attention:	Sian Williams

in the case of each Buyer Party:

Address:	c/o Shelf Drilling Management DMCC
One JLT, Floor 12
Jumeirah Lakes Towers
P.O. Box 212201
Dubai
United Arab Emirates

Email:	dzul.bakar@shelfdrilling.com

Attention:	Dzul Bakar

with a copy to:

Address:	K&L Gates LLP
One New Change
London
EC4M 9AF

Email:	paul.tetlow@klgates.com

Attention:	Paul Tetlow

and shall be deemed to have been duly given or made as follows:

(a)	if delivered by hand or by courier, upon delivery at the address of the relevant Party; and

(b)	if sent by email, at the time of sending, provided that receipt shall not occur if the sender receives an automated message that the email has not been delivered to the recipient,

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m., such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

34.2.

A Party may notify the other Party to this agreement of a change to its name, relevant addressee, address or email address for the purposes of clause 34.1, provided that such notification shall only be effective:

(a)	on the date specified in the notification as the date on which the change is to take place; or

(b)

if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

35.	COUNTERPARTS

35.1.

This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any Party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all Parties.

35.2.

Delivery of an executed signature page of a counterpart by facsimile transmission or in AdobeTM Portable Document Format (PDF) sent by electronic mail shall take effect as delivery of an executed counterpart of this agreement. If either method is adopted, without prejudice to the validity of such agreement, each Party shall provide the others with the original of such page as soon as reasonably practicable thereafter.

36.	THIRD PARTY RIGHTS

36.1.

Any person (other than the Parties to this agreement) who is expressly given any rights or benefits under this agreement (a “Third Party”) shall be entitled to enforce those rights or benefits against the Parties in accordance with the Contracts (Rights of Third Parties) Act 1999.

36.2.	Save as provided in clause 36.1 the operation of the Contracts (Rights of Third Parties Act) 1999 is hereby excluded.

36.3.

The Parties may, amend, vary or terminate this agreement in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the Parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Third Party.

36.4.

Any Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this agreement may not veto any amendment, variation or termination of this agreement which is proposed by the Parties and which may affect the rights or benefits of the Third Party.

37.	GOVERNING LAW AND JURISDICTION

37.1.

This agreement, and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

37.2.

Each Party to this agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in any way relate to this agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each Party irrevocably submits to the jurisdiction of the courts of England.

37.3.

Each Party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 37 shall be conclusive and binding upon the Parties and may be enforced in the courts of any other jurisdiction.

37.4.

Without prejudice to any other permitted mode of service, the Parties agree that service of any claim form, notice or other document for the purpose of any Proceedings or Disputes begun in England shall be duly served upon it if delivered by hand or by courier or sent by special delivery post (or any substantially similar form of mail), in the case of:

(a)

each Seller Party, to Law Debenture Corporate Services Limited, 8th Floor, 100 Bishopsgate, London, EC2N 4AG, United Kingdom (marked for the attention of Anne Hills, Director of Service of Process, email: sop@lawdeb.com) and, in relation to each Seller Party, with the following references:

(i)	Seller Parent: 22/06/523;

(ii)	Noble Cayman: 22/06/522;

(iii)	Noble Leasing: 22/06/525;

(iv)	Noble Leasing III: 22/06/526;

(v)	Pacific Drilling: 22/06/528;

(vi)	Noble Drilling UK: 22/06/521;

(vii)	Noble Drilling Norway: 22/06/524; and

(viii)	Noble Resources: 22/06/527; and

(b)	each Buyer Party, to Gravitas Nominees Limited, 5th Floor, One New Change, London EC4M 9AF, United Kingdom (marked for the attention of Colleen Fitzpatrick),

or if such person ceases to be able to act as such or have an address outside England and Wales, the relevant Party irrevocably agrees to appoint a new process agent with an address in England or Wales acceptable to the other Parties in writing of the appointment and acceptance of such agent within 14 days of such appointment and acceptance.

IN WITNESS whereof this agreement has been executed on the date first above written.

Signed by	)
William E. Turcotte	)
for and on behalf of	)	/s/ William E. Turcotte
NOBLE CORPORATION	)

Signed by	)
Brad A. Baldwin	)
for and on behalf of	)	/s/ Brad A. Baldwin
NOBLE CAYMAN SCS HOLDING	)
LIMITED	)

Signed by	)
Caroline Yu Gin Cho	)
for and on behalf of	)	/s/ Caroline Yu Gin Cho
NOBLE LEASING (SWITZERLAND))
GMBH	)

Signed by	)
Caroline Yu Gin Cho	)
for and on behalf of	)	/s/ Caroline Yu Gin Cho
NOBLE LEASING III (SWITZERLAND))
GMBH	)

Signed by	)
David M. J. Dujacquier	)
for and on behalf of	)	/s/ David M. J. Dujacquier
PACIFIC DRILLING S.A.	)
)

[Signature page to the Asset Purchase Agreement]

Signed by	)
Matthew John Brodie	)
for and on behalf of	)	/s/ Matthew John Brodie
NOBLE DRILLING (LAND SUPPORT))
LIMITED	)

Signed by	)
David M. J. Dujacquier	)
for and on behalf of	)	/s/ David M. J. Dujacquier
NOBLE DRILLING NORWAY AS	)
)

Signed by	)
Brad A. Baldwin	)
for and on behalf of	)	/s/ Brad A. Baldwin
NOBLE RESOURCES LIMITED	)

[Signature page to the Asset Purchase Agreement]

Signed by	)
Dzul Bakar	)
for and on behalf of	)	/s/ Dzul Bakar
SHELF DRILLING (NORTH SEA), LTD.	)

Signed by	)
Ian Clark	)
for and on behalf of	)	/s/ Ian Clark
SHELF DRILLING, LTD.	)

[Signature page to the Asset Purchase Agreement]

Exhibit 99.1

Noble Corporation 13135 Dairy Ashford, Suite 800 Sugar Land, Texas 77478

PRESS RELEASE

NOBLE CORPORATION ANNOUNCES AGREEMENT TO DIVEST REMEDY RIGS AND PROVIDES UPDATE ON MERGER CONTROL PROCESS

SUGAR LAND, TEXAS, June 23, 2022—Noble Corporation (NYSE: NE, “Noble”, or the “Company”) announced that it has entered into an asset purchase agreement to sell five jackup rigs for $375 million to a newly formed subsidiary (“Buyer”) of Shelf Drilling, Ltd. (“Shelf Drilling”) whose obligations under the asset purchase agreement will be guaranteed by Shelf Drilling (the “Remedy Rig Sale Agreement”). The sale, which is subject to approval of the UK Competition and Markets Authority (“CMA”), is intended to address the potential concerns identified by the CMA in the Phase I review of the proposed business combination between Noble and The Drilling Company of 1972 A/S (“Maersk Drilling”) announced on 10 November 2021 (the “Business Combination”).

The Remedy Rig Sale Agreement includes the rigs Noble Hans Deul, Noble Sam Hartley, Noble Sam Turner, Noble Houston Colbert, and Noble Lloyd Noble (the “Remedy Rigs”) and all related support and infrastructure. Associated offshore and onshore staff are expected to transfer with the Remedy Rigs. Following the sale, Noble expects to continue to perform the current drilling program for the Noble Lloyd Noble under a bareboat charter arrangement with Shelf Drilling until the second quarter of 2023 when the primary term of its current drilling contract is expected to end. The charter arrangement would pass the economic benefit of the drilling contract to Shelf Drilling. Drilling contracts for other Remedy Rigs are expected to be novated to the Buyer, subject to the clients’ consent. Noble will provide certain customary transition support services to the Buyer for a limited period of time. The Buyer is expected to finance the acquisition through equity and debt financings by the Buyer and Shelf Drilling, but the purchase is not conditioned on such financing. The Remedy Rig Sale is expected to close promptly following closing of the Business Combination (and following receipt of CMA approval). Additional information related to our Remedy Rig Sale will be provided in an 8-K expected to be filed by the Company on June 23, 2022.

On 9 May 2022 the CMA published its decision that there are reasonable grounds for believing that a sale to a suitable purchaser of the Remedy Rigs together with sufficient supporting infrastructure (the “Remedy Proposal”) might be accepted by the CMA to address its concerns related to lessening of competition created by the Business Combination. The duration and outcome of the CMA review process remains uncertain. If the Buyer, Remedy Rig Sale Agreement and the Remedy Proposal are accepted by the CMA, closing of the Business Combination is expected to occur near the end of the third quarter of 2022.

In connection with the Business Combination, Noble currently expects to launch the planned exchange offer for shares of Maersk Drilling in August 2022. In addition to the CMA approval, completion of the Business Combination remains subject to acceptance by holders of at least 80% of Maersk Drilling shares, listing of Noble shares on the NYSE and Nasdaq Copenhagen, and other customary conditions.

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile, and technically advanced fleets in the offshore drilling industry. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. Noble performs, through its subsidiaries, contract drilling services with a fleet of offshore drilling units focused largely on ultra-deepwater and high specification jackup drilling opportunities in both established and emerging regions worldwide. Additional information on Noble is available at www.noblecorp.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the federal securities laws including statements regarding the certainty of the duration and outcome of the CMA’s review process, the anticipated timing of the closing of the Business Combination and the Remedy Rig Sale, the expected financings by the Buyer and Shelf Drilling, the expected timing of the launch of the exchange offer for shares of Maersk Drilling and expectations under the bareboat charter arrangement. These forward-looking statements are generally identified by terminology such as “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,”

“could,” “would,” “should,” “project,” “target,” “plan,” “expect,” or the negatives of these terms or variations of them or similar terminology. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based upon current expectations, beliefs, estimates and assumptions that, while considered reasonable as and when made by Noble and its management. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the Business Combination or transaction proposed by the Remedy Rig Sale Agreement (together, the “Transactions”) may not be completed in a timely manner or at all, which may adversely affect the price of Noble’s securities, (ii) the failure to satisfy the conditions to the consummation of the Transactions, including the acceptance of the proposed exchange offer by the requisite number of Maersk Drilling shareholders and the receipt of certain governmental and regulatory approvals, including those described herein, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement or the Remedy Rig Sale Agreement, (iv) the effects of public health threats, pandemics and epidemics, such as the ongoing outbreak of COVID-19, and the adverse impact thereof on Noble’s business, financial condition and results of operations, (v) the effect of the announcement or pendency of the Transactions on Noble’s or Maersk Drilling’s business relationships, performance, and business generally, (vi) risks that the proposed Transactions disrupt current plans of Noble or Maersk Drilling and potential difficulties in Noble’s or Maersk Drilling’s employee retention as a result of the proposed Transactions, (vii) the outcome of any legal proceedings that may be instituted against Noble or Maersk Drilling related to the business combination agreement or the proposed Transactions, (viii) the ability of Noble Corporation plc (fka Noble Finco Limited, “Topco”) to list the Topco shares on NYSE or the Nasdaq Copenhagen, (ix) volatility in the price of the combined company’s securities due to a variety of factors, including changes in the competitive markets in which Topco plans to operate, variations in performance across competitors, changes in laws and regulations affecting Topco’s business and changes in the combined capital structure, (x) the effects of actions by, or disputes among OPEC+ members with respect to production levels or other matters related to the price of oil, market conditions, factors affecting the level of activity in the oil and gas industry, and supply and demand of jackup rigs, (xi) factors affecting the duration of contracts, the actual amount of downtime, (xii) factors that reduce applicable dayrates, operating hazards and delays, (xiii) risks associated with operations outside the US, actions by regulatory authorities, credit rating agencies, customers, joint venture partners, contractors, lenders and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, violations of anti-corruption laws, shipyard risk and timing, delays in mobilization of jackup rigs, hurricanes and other weather conditions, and the future price of oil and gas, and (xiv) the ability to implement business plans, forecasts, and other expectations (including with respect to synergies and financial and operational metrics, such as EBITDA and free cash flow) after the completion of the proposed Business Combination, and to identify and realize additional opportunities, (xv) the failure to realize anticipated benefits of the proposed Transactions, (xvi) risks related to the ability to correctly estimate operating expenses and expenses associated with the Business Combination, (xvii) risks related to the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, (xviii) the potential impact of announcement or consummation of the proposed Transactions on relationships with third parties, (xix) changes in law or regulations affecting Noble, Maersk Drilling or the combined company, (xx) international, national or local economic, social or political conditions that could adversely affect the companies and their business, (xxi) conditions in the credit markets that may negatively affect the companies and their business, and (xxii) risks associated with assumptions that parties make in connection with the parties’ critical accounting estimates and other judgements. The foregoing list of factors is not exhaustive. There can be no assurance that the future developments affecting Noble, Maersk Drilling or any successor entity of the Business Combination will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Noble’s or Maersk Drilling’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements or from our historical experience and our present expectations or projects. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in Noble’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time by Noble and Topco with the SEC. Noble wishes to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Except as required by law, Noble is not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed business combination, Topco has filed a Registration Statement on Form S-4 with the SEC. The Registration Statement includes (1) a proxy statement of Noble that will also constitute a prospectus for Topco in connection with Topco’s issuance of Topco shares to Noble shareholders and (2) the English translation of the draft offer document of Topco that will be used in connection with Topco’s offer to exchange shares in Maersk Drilling for Topco shares. Topco will distribute the offer document in connection with the exchange offer. Should Maersk Drilling and Noble proceed with the proposed Business Combination, Maersk Drilling and Noble also expect that Topco will file an offer document with the Danish Financial Supervisory Authority (Finanstilsynet). This communication does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the proposed business combination. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS AND THE OFFERING DOCUMENT RELATING TO THE PROPOSED BUSINESS COMBINATION IN THEIR ENTIRETY, IF AND WHEN THEY BECOME AVAILABLE, AND ANY OTHER DOCUMENTS FILED BY EACH OF TOPCO AND NOBLE WITH THE SEC IN CONNECTION WITH THE BUSINESS COMBINATION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TOPCO, MAERSK DRILLING AND NOBLE, THE PROPOSED BUSINESS COMBINATION AND RELATED MATTERS.

Investors and shareholders will be able to obtain free copies of the proxy statement/prospectus (if and when it becomes available) and all other documents filed with the SEC by Topco and Noble through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents related thereto on Maersk Drilling’s website at www.maerskdrilling.com or Noble’s website at www.noblecorp.com, or by written request to Noble at Noble Corporation, Attn: Richard B. Barker, 13135 Dairy Ashford, Suite 800, Sugar Land, Texas 77478.

No Offer or Solicitation

This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed Business Combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction, in each case, in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act and applicable European or the UK, as appropriate, regulations. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including, without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Important Notice

This announcement is not a public takeover offer and this announcement does not represent a formal decision by Topco or Noble to make a public takeover offer within the meaning of section 4(1) of the Danish Takeover Order (Executive Order no. 636 dated 15 May 2020), and such formal decision by Topco to make a public takeover offer in accordance with section 4(1) of the Danish Takeover Order is conditional on the approval of a prospectus approved in accordance with Regulation (EU) No. 2017/1129 of 14 June 2017 (the “Prospectus Regulation”) or a document that satisfies the exemptions in article 1, paragraph 4, subparagraph m and paragraph 5, subparagraph e of the Prospectus Regulation, by the Danish Financial Supervisory Authority. If and when Topco formally launches the exchange offer, it will be made in the form of an offer document to be approved by the Danish Financial Supervisory Authority in accordance with the Danish Capital Market Act (Consolidated Act no. 1767 of 27 November 2020 on Capital Markets, as amended) and the Danish Takeover Order.

For additional information, visit www.noblecorp.com or email investors@noblecorp.com

Craig Muirhead

Vice President—Investor Relations and Treasurer

+1 713-239-6564

Aaron Campbell

Director—Investor Relations

+1 713-417-9112